EXHIBIT 10.1

PUBLISHED CUSIP NUMBERS: DEAL: 51508XAA5 REVOLVER 51508XAB3

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

LANDSEA HOMES CORPORATION,

as Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

THE LENDERS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arranger and Syndication Agent

BofA SECURITIES, INC.,

as Joint Lead Arranger and a Sole Bookrunner,

Dated as of April 19, 2024

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.01	Definitions	1
1.02	Other Interpretive Provisions	30
1.03	Accounting Terms.	31
1.04	Rounding	31
1.05	Times of Day	31
1.06	Letter of Credit Amounts	31
1.07	Interest Rates	32

ARTICLE II. COMMITMENTS AND CREDIT EXTENSIONS		32
2.01	Loans	32
2.02	Borrowings, Conversions and Continuations of Loans.	32
2.03	Letters of Credit	34
2.04	Prepayments	42
2.05	Termination or Reduction of Commitments	43
2.06	Repayment of Loans	43
2.07	Interest.	43
2.08	Fees	44
2.09	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	44
2.10	Evidence of Debt.	45
2.11	Payments Generally; Administrative Agent’s Clawback.	45
2.12	Sharing of Payments by Lenders	47
2.13	Extension of Maturity Date	48
2.14	Increase in Commitments.	50
2.15	Cash Collateral.	51
2.16	Defaulting Lenders.	52

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		54
3.01	Taxes	54
3.02	Illegality	58
3.03	Inability to Determine Rates	58
3.04	Increased Costs	60
3.05	Compensation for Losses	61
3.06	Mitigation Obligations; Replacement of Lenders	62
3.07	Survival	62

ARTICLE IV. BORROWING BASE		62
4.01	Determination of Eligible Assets/Borrowing Base	62
4.02	Lot Term Limits	64
4.03	Unit Term Limits	64
4.04	Borrowing Base Report	65
4.05	General	66

ARTICLE V. CONDITIONS PRECEDENT		66
5.01	Conditions Precedent to Effectiveness of this Agreement	66
5.02	Additional Conditions Precedent to Credit Extensions	68

ARTICLE VI. BORROWER REPRESENTATIONS AND WARRANTIES		69
6.01	Representations and Warranties	69

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6.02	Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information	73

ARTICLE VII. AFFIRMATIVE COVENANTS		73
7.01	Corporate Existence	73
7.02	Books and Records; Access	73
7.03	Information and Statements	73
7.04	Law; Judgments; Material Agreements; Approvals and Permits	76
7.05	Anti-Corruption Laws; Sanctions	76
7.06	Impositions and Other Indebtedness	77
7.07	Assets and Property	77
7.08	Environmental Laws	77
7.09	Material Contracts	77
7.10	Maintenance of Insurance	77
7.11	Rights of Inspection	77
7.12	Further Assurances	77
7.13	Subsidiaries	77

ARTICLE VIII. BORROWER NEGATIVE COVENANTS		79
8.01	Indebtedness	79
8.02	Liens	80
8.03	Fundamental Changes	81
8.04	Prohibition on Amendments to Organizational Documents	81
8.05	Lines of Business	81
8.06	Dispositions	81
8.07	Restricted Payments	82
8.08	Investments	82
8.09	Transactions with Affiliates	82
8.10	Certain Restrictive Agreements	82
8.11	Permitted Activities	83
8.12	Sanctions	83
8.13	Anti-Corruption Laws	83
8.14	Use of Proceeds	83
8.15	Accounting Changes	83
8.16	Financial Covenants	83

ARTICLE IX. EVENTS OF DEFAULT		84
9.01	Events of Default	84
9.02	Remedies Upon Event of Default	86
9.03	Application of Funds	87

ARTICLE X. ADMINISTRATIVE AGENT		88
10.01	Appointment and Authority	88
10.02	Rights as a Lender	88
10.03	Exculpatory Provisions	89
10.04	Reliance by Administrative Agent	90
10.05	Delegation of Duties	90
10.06	Resignation of Administrative Agent	90
10.07	Non-Reliance on Administrative Agent, the Arranger and the Other Lenders	92
10.08	No Other Duties	92
10.09	Administrative Agent May File Proofs of Claim	92

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10.10	Guaranty Matters	93
10.11	Certain ERISA Matters	93
10.12	Recovery of Erroneous Payments	94

ARTICLE XI. MISCELLANEOUS		95
11.01	Amendments, Etc	95
11.02	Notices; Effectiveness; Electronic Communication.	96
11.03	No Waiver; Cumulative Remedies; Enforcement	98
11.04	Expenses; Indemnity; Damage Waiver	98
11.05	Payments Set Aside.	100
11.06	Successors and Assigns	100
11.07	Treatment of Certain Information; Confidentiality.	104
11.08	Right of Setoff	105
11.09	Interest Rate Limitation	106
11.10	Integration; Effectiveness	106
11.11	Survival of Representations and Warranties	106
11.12	Severability	106
11.13	Replacement of Lenders	106
11.14	Governing Law; Jurisdiction; Etc	107
11.15	WAIVER OF JURY TRIAL	108
11.16	No Advisory or Fiduciary Responsibility	109
11.17	Electronic Execution; Electronic Records; Counterparts	109
11.18	USA PATRIOT Act	110
11.19	Time of the Essence	110
11.20	Keepwell	110
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	111
11.22	Acknowledgement Regarding Any Supported QFCs	111
11.23	ENTIRE AGREEMENT	112
11.24	Resignation of Existing Administrative Agent; Restatement of Existing Credit Agreement	112

Schedules
Schedule 1	Closing Date Unrestricted Subsidiaries
Schedule 2.01(A)	Lenders and Commitments
Schedule 8.01	Indebtedness
Schedule 6.01	Organizational Chart
Schedule 8.02	Liens
Schedule 11.02	Administrative Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A	Loan Notice
Exhibit B	Promissory Note
Exhibit C-1	Assignment and Assumption
Exhibit C-2	Administrative Questionnaire
Exhibit D	Notice of Loan Prepayment
Exhibit E1-E-4	Tax Compliance Certificates
Exhibit F	Borrowing Base Report
Exhibit G	Other Approved Subsidiaries
Exhibit H	Guaranty
Exhibit I	Compliance Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 19, 2024, is made and entered into by and among LANDSEA HOMES CORPORATION, a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

RECITALS

Borrower, certain Lenders and Western Alliance Bank, as administrative agent prior to and until the date of this Agreement (“Existing Administrative Agent”), and as Issuing Bank (as defined in the Existing Credit Agreement referred to below ) prior to and until the date of this Agreement, are parties to that certain Credit Agreement dated as of October 6, 2021 (as amended prior to the date hereof, most recently by that certain Eighth Amendment dated as of March 15, 2024; the “Existing Credit Agreement”).

Borrower, Administrative Agent, each Lender and the other parties hereto desire to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS

1.01         Definitions. In this Agreement, the following capitalized terms have the following meanings:

“Act” has the meaning specified in Section 11.18.

“A&D Lot” means an individual Lot designated on a subdivision plat or map (whether preliminary or final) for a subdivision under development by Borrower or a Project Owner that is zoned by a Government Authority as a use by right by the municipality in which such real property is located for residential building and use, and with respect to which Borrower or such Project Owner is actively developing into a Finished Lot. Unless the context otherwise requires, the term “A&D Lot” refers to the Lot prior to a transfer of the Lot for Unit construction and inclusion of the Lot in Eligible Assets as a Unit.

“Additional Lender” has the meaning specified in Section  2.13(d).

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section  11.02(c).

“Aggregate Commitments” means, on any date of determination, the aggregate amount of the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may hereafter be amended in accordance herewith.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section  2.16. If the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section  9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of such determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth below and evidenced in the most recent Compliance Certificate received by Administrative Agent pursuant to Section  7.03(f):

Pricing Level	Leverage Ratio	Term SOFR Applicable Margin / Daily Simple SOFR Applicable Margin / Letter of Credit Fees Applicable Margin	Base Rate Applicable Margin	Unused Fee
1	<35.00%	2.50%	1.50%	0.20%
2	> 35.00% - < 45.00%	2.75%	1.75%	0.20%
3	> 45.00% - < 55.00%	3.00%	2.00%	0.25%
4	> 55.00%	3.30%	2.30%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section  7.03(f); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date until adjusted as set forth above shall be set at Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Approvals and Permits” means, with respect to any Real Estate Inventory, each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary or appropriate for acquisition and development of such property, for construction of Units, for the sale of Units, for occupancy, ownership, and use by Borrower and other Persons of the Lots and Units, or otherwise for the conduct of, or in connection with, the business and operations of the applicable Subsidiary or Restricted Affiliate.

“Approved Financial Institution” has the meaning assigned to it in the definition of “Cash Equivalent Investments.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lines of Business” means, in the case of the Restricted Subsidiaries and the Restricted Affiliate, (a) acquiring property intended for residential development projects that are included or intended to be included as Eligible Assets, and the disposition thereof; (b) zoning, entitling, subdividing or causing to be subdivided such projects into residential lots and related amenities; (c) installing, or causing to be installed, onsite and/or offsite improvements as needed to create finished residential lots and related amenities for such projects; (d) constructing and selling Units in such projects to members of the home buying public; (e) operating a title company; and (f) operating an insurance company, and in each case, any business substantially related or incidental thereto.

“Arrangers” means BofA Securities, Inc., in its capacity as joint lead arranger and sole bookrunner, and U.S. Bank National Association in its capacity as joint lead arranger and syndication agent.

“Asset Value” means for any Eligible Asset, the “Asset Value” for such Eligible Asset as provided in Section  4.01(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02(a).

“Available Loan Commitment” means, at any time, the lesser of:

(a)       the Aggregate Commitments; or

(b)       (i) the Asset Value of the Borrowing Base, as reflected in the most recent Borrowing Base Report, minus (ii) the outstanding principal amount of the Permitted Senior Debt.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means 11 U.S.C. §101, et seq.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) one-month Term SOFR plus one percent (1.00%) and (d) one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest at a rate based on the “Base Rate”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrower Detail Form” means a certificate provided by or on behalf of Borrower on a form promulgated by Administrative Agent.

“Borrowing” means a simultaneous borrowing consisting of Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” consists of all of the Eligible Assets as reflected in the most current Borrowing Base Report.

“Borrowing Base Debt” means, at any date of determination, the Total Outstandings plus the Permitted Senior Debt.

“Borrowing Base Report” means a report prepared by Borrower substantially in the form of Exhibit F, executed by a Responsible Officer of Borrower, and setting forth in reasonable detail the calculation of the Borrowing Base, including the determination of the Eligible Assets and the Asset Values thereof.

“Borrowing Base Valuation Date” means (a) March 31, 2024, and (b) thereafter, the date of each Borrowing Base Report provided to Administrative Agent in accordance with this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, letters of credit or other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalent Investments” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof; (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s; (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by Bank of America, any Lender or other commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by S&P or Moody’s (an “Approved Financial Institution”); (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each either having membership in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; (e) demand deposit accounts maintained in the ordinary course of business with an FDIC insured financial institution; (f) unrestricted cash held with a title company that is unconditionally prepared to disburse to a member of the Consolidated Group; and (g) investment funds at least ninety-five percent (95%) of the assets of which constitute cash or Cash Equivalent Investments of the kinds described in clauses (a) through (f) of this definition.

“CC&Rs” means and includes restrictive covenants, conditions, restrictions, easements, and other rights that exist or are contemplated with respect to any Real Estate Inventory.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that there shall be no Change of Control pursuant to this clause (a) if the Permitted Investor is the beneficial owner (as determined above), directly or indirectly, of more than forty percent (40%) of such Equity Interests of Borrower;

(b)       during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)       the passage of thirty (30) days from the date upon which any Person or two or more Persons (other than a Permitted Investor) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities; provided that there shall be no Change of Control pursuant to this clause (c) if the Permitted Investor is the beneficial owner (as determined above), directly or indirectly, of more than forty percent (40%) of such Equity Interests of Borrower; or

(d)       Borrower shall, at any time, cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of Landsea Homes US.

“Closing Date” means the date of this Agreement.

“Closing Date Unrestricted Subsidiaries” means the Unrestricted Subsidiaries set forth on Schedule 1 to this Agreement.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Account” has the meaning specified in Section  2.03(n).

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section  2.01, and (b) purchase participations in L/C Obligations, in each case, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Completion Deed of Trust” means a deed of trust or mortgage or similar Lien in favor of a land seller that secures deferred purchase price payable by the Project Owner upon partial or full completion of onsite and/or offsite improvements (including for example grading, streets and utilities) in the applicable Subdivision that are being constructed and developed by the land seller.

“Compliance Certificate” means a certificate substantially in the form of Exhibit I or as otherwise required by Administrative Agent from time to time.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate, Daily Simple SOFR or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, at any date of determination, the aggregate principal amount of all Indebtedness of the Consolidated Group outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP and net of all cash and Cash Equivalent Investments in excess of the Threshold Cash Amount.

“Consolidated EBITDA” means, with respect to the Consolidated Group, on a consolidated basis for the applicable period, the sum of the following amounts for such period of (a) Consolidated Net Income, (b) Consolidated Net Interest Expense, (c) the aggregate amount of federal and state taxes, if any, based on income for that period, (d) total depreciation expense, (e) total amortization expense, (f) amortization of capitalized interest to costs of sales, and (g) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined in accordance with GAAP.

“Consolidated Group” means Borrower and its Subsidiaries (other than Unrestricted Subsidiaries).

“Consolidated Interest Expense” means, for any period, without duplication, the aggregate amount of interest incurred (whether paid, accrued, or capitalized, but not including interest and other charges amortized to cost of sales) of the Consolidated Group, which, in conformity with GAAP, would be set opposite the caption “Interest Expense” or any like caption on a consolidated income statement for the Consolidated Group for such period, including imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other non-cash interest expense, other than interest and other charges amortized to cost of sales.

“Consolidated Net Income” means, with respect to the Consolidated Group for any period, the net income of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” means, with respect to the Consolidated Group for any period, Consolidated Interest Expense for such period less interest capitalized during such period.

“Consolidated Total Assets” means, with respect to the Consolidated Group, as at the end of any fiscal period, the total assets of the Consolidated Group, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, partnership interests, membership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Cost” means the actual costs (determined in accordance with GAAP) paid to independent third parties by Borrower or any Guarantor in the acquisition or development of Real Estate Inventory or construction of a Unit (or if the Lot or Unit was originally acquired by an Affiliate of Borrower from an independent third party and subsequently conveyed to Borrower or its Affiliate, the “Cost” shall mean the actual cost paid to the independent third party and not the cost paid in the subsequent conveyance). Further, in no event shall Cost include (a) projected costs and costs for materials or labor not yet delivered to, provided to or incorporated in such Unit or Lots or other property, (b) administrative costs incurred by Borrower or any Guarantor or Affiliate of Borrower in connection with (i) the marketing and selling of Units and (ii) the administration, management and operation of Borrower’s, Guarantors’ or Affiliate of Borrower’s business or (c) any mark-up or profit of any amount or kind paid to any Loan Party or Affiliates of a Loan Party in connection with the transfer of Lots or Units among any Loan Party or Affiliates of a Loan Party.

“Covered Entity” has the meaning specified in Section 11.22(a).

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, with respect to any applicable determination date, (a) SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such day is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate so published on the fifth (5th) U.S. Government Securities Business Day preceding the first (1st) U.S. Government Securities Business Day immediately prior thereto; plus (b) the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of the Loans and Loan Documents.

“Daily SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Default Right” has the meaning specified in Section  11.22(b)(iii).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent, L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, L/C Issuer, and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Month” has the meaning specified in Section  4.04(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy” has the meaning specified in Section  11.17(a).

“Electronic Record” has the meaning specified in Section  11.17(a).

“Electronic Signature” has the meaning specified in Section  11.17(a).

“Eligible Assets” means (a) Unrestricted Cash; and (b) Real Estate Inventory located in any U.S. State, in each case owned in fee simple absolute by (1) Borrower, (2) a Restricted Subsidiary that is a Guarantor, or (3) a Restricted Affiliate that is a Guarantor, and which Real Estate Inventory is (i) not subject to any Liens or Encumbrances, or Negative Pledges, other than Permitted Exceptions, (ii) not subject to any title, survey or environmental or other defects that materially and adversely affect Borrower’s ability to develop such property, construct Units thereon and sell such Units to the public, and (iii) subject to the limitations in Article IV, included in the most recent Borrowing Base Report submitted to Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section  11.06(b)(iii) and (v) and (subject to such consents, if any, as may be required under Section  11.06(b)(iii)).

“Entitled Land” means real property with respect to which all of the following are true: (a) the property has a zoning classification appropriate for the intended development of such property; (b) no discretionary approvals from any Governmental Authority remain with respect to such zoning classification; and (c) Borrower or the applicable Project Owner has prepared at least a tentative map/preliminary subdivision plat (as applicable) which has been approved by the applicable Governmental Authorities.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and safety, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interest in a trust or other equity ownership interest in a Person (including, without limitation, rights to distributions by such Person), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; or (i) a failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section  9.01.

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section  3.01(b), or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section  3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Administrative Agent” has the meaning specified in the recitals.

“Existing Credit Agreement” has the meaning specified in the recitals.

“Existing Note Purchase Agreement” means the Note Purchase Agreement, dated as of July 17, 2023, among Borrower, as the issuer, U.S. Bank Trust Company, National Association, as the agent, and the note holders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Extending Lender” has the meaning specified in Section  2.13(e).

“Extension Election Notice Date” has the meaning specified in Section  2.13(b).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and any other Loan Document.

“Fee Letter” means any fee letter among Borrower, Administrative Agent and/or one or more Arrangers.

“Finished Lot” means an individual Lot as designated on a subdivision plat or map (whether preliminary or final), with respect to which (a) the Lot Improvements are finished or substantially finished and (b) there are no other unsatisfied Requirements in effect to obtain building permits for the construction of Units on such Lot.

“Foreign Lender” means any Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, individually and collectively, each Subsidiary of Borrower (other than Unrestricted Subsidiaries) that has executed a Guaranty or Guaranty Joinder in favor of Administrative Agent and Lenders, and each Restricted Affiliate that has executed a Guaranty or Guaranty Joinder in favor of Administrative Agent and Lenders.

“Guaranty” means (a) the guaranty made by the Guarantors on the Closing Date in favor of Administrative Agent, Lenders and Issuing Bank, substantially in the form of Exhibit H and (b) each other guaranty, Guaranty Joinder, and guaranty supplement delivered pursuant to the Loan Documents.

“Guaranty Joinder” means a joinder agreement whereby a Subsidiary or Restricted Affiliate joins the obligations of the Guarantors under the Guaranty, in the form set forth in the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case, regulated pursuant to any Environmental Law.

“Impositions” means any and all of the following:

(a)       Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Real Estate Inventory;

(b)       Personal property taxes assessed against or imposed upon or in respect of any of the Real Estate Inventory or, as to the Loan Parties, the Obligations;

(c)       Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Real Estate Inventory that may result in a Lien or Encumbrance upon any of the Real Estate Inventory (including non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d)       Taxes or assessments on any of the Real Estate Inventory in lieu of or in addition to any of the foregoing; and

(e)       Taxes incurred by the Loan Parties on income, revenues, rents, issues, and profits, and franchise taxes.

“Increase Closing Date” has the meaning specified in Section 2.14(c).

“Indebtedness” means, as to any Person at a particular time, without duplication: (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes or similar instruments; (c) obligations for the deferred purchase price of property or services (excluding trade obligations in the ordinary course of business not past due for more than ninety (90) days or that is being contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on such Person’s books in accordance with GAAP); (d) obligations under Capitalized Leases; (e) accounts payable and trade obligations to the extent such obligations remain unpaid 90 days or later after the applicable due date (excluding trade obligations in the ordinary course of business not past due for more than ninety (90) days or that is being contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on such Person’s books in accordance with GAAP); (f) all obligations of such Person arising under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (i) obligations secured by any Liens and Encumbrances whether or not the obligations have been assumed; (j) net obligations of such Person under any Swap Contract; and (k) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section  11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) with respect to any Base Rate Loan or Daily SOFR Rate Loan, the first Business Day of each month and the Maturity Date; and (b) with respect to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means as to each Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one (1) or three (3) months thereafter, as selected by Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(i)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)       any Interest Period pertaining to a Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       no Interest Period shall extend beyond the Maturity Date.

“Intermediate Entity” means each Person in which Borrower owns a direct or indirect Equity Interest and that directly or indirectly owns an Equity Interest in a Project Owner.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“Involuntary Lien” means any Lien or Encumbrance (for clarity, to include mechanic’s and materialmen’s liens) securing the payment of money or the performance of any other obligation created involuntarily under any Law and any claim of any such Lien or Encumbrance.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

“Land Seller Documents” means, with respect to any Real Estate Inventory, development covenants, profit or price participation agreements and other similar rights of a land seller or master developer.

“Landsea Homes US” means Landsea Homes US Corporation, a Delaware corporation.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder. L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Borrower and each Lender shall remain in full force and effect until L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lenders” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be an Auto-Extension Letter of Credit, a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is one (1) year after the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” has the meaning specified in Section 8.16(c).

“Lien,” “Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following:

(a)       Any lease or other right to use real property or personal property;

(b)       Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c)       Any option, right of first refusal, or other interest or right with respect to real property.

“Liquidity” has the meaning specified in Section  8.16(a).

“Loan” has the meaning specified in Section  2.01.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Guaranty and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, in each case, pursuant to Section  2.02, which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.

“Loan Party” means, on any date of determination, Borrower and each Person that is then a Guarantor.

“Lot” means, an individual lot designated as such on a subdivision plat or map (whether preliminary or final) for the applicable Subdivision and with respect to which a Unit has been constructed or is under construction. Unless the context otherwise requires the term “Lot” refers generally to an A&D Lot or Finished Lot and to a subdivided lot after the transfer of an A&D Lot or Finished Lot for Unit construction and the inclusion of the subdivided lot in Eligible Assets as a Unit.

“Lot Improvements” means, with respect to each Subdivision, the improvements which may exist or which are to be constructed (including curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks, and utilities) necessary to make the Lots and other Real Estate Inventory located in such Subdivision suitable for the construction of single family homes, and any common area improvements for the Subdivision which may exist or which are to be constructed, together with the associated fixtures and other tangible personal property located or used in or on land on which such improvements are constructed. For clarity, Lot Improvements do not include the Units constructed or to be constructed on Lots.

“Lot Term” means the period of time during which Lots may be included as Eligible Assets in the Borrowing Base pursuant to Section  4.02.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Consolidated Group, taken as a whole; or (b) a material adverse effect on (i) the ability of Borrower to perform its Obligations under any Loan Document, (ii) the ability of the Loan Parties to, taken as a whole, perform their Obligations under any Loan Document, (iii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iv) the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Lender under any Loan Documents.

“Material Contract” means, with respect to any Person, any agreement or contract to which such Person or any of its Subsidiaries is a party, that is material to the Consolidated Group, taken as a whole, the loss of which would be reasonably likely to result in a Material Adverse Change.

“Maturity Date” means (a) if maturity is not extended pursuant to Section  2.13, April 19, 2027, and (b) if maturity is extended pursuant to Section  2.13, each such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) during the existence of a Defaulting Lender with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.03(o), 105% of the Outstanding Amount of L/C Obligations at such time (or, in the case of the last sentence of such Section 2.03(o), the L/C Obligations in respect of each Letter of Credit that has an expiration date beyond the Maturity Date), and (c) otherwise, an amount determined by Administrative Agent and the Issuing Bank in their sole discretion.

“Model Unit” means a residential dwelling located in a Subdivision which is open to the general public for viewing purposes and which is not typically available for sale until substantially all units in such Subdivision are sold.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means a provision of any agreement (other than the Loan Documents) that prohibits the creation of any Lien on any assets of Borrower or the Guarantors to secure any Obligations.

“Net Income” means, for any Person, the net income (or loss) of the Person and its consolidated Subsidiaries for the subject period in accordance with GAAP; provided, however, that net income shall exclude (a) extraordinary gains and extraordinary losses for such period, and (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section  11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section  2.13(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Recourse Indebtedness” means, for any Loan Party, Indebtedness or other obligations of such Loan Party secured by a Lien on property that is not included in the Borrowing Base to the extent that the liability for such Indebtedness or other obligations is limited to the security of such property (or to Persons other than a Loan Party) without liability on the part of any Loan Party (other than, in the case of Indebtedness or obligations of a Subsidiary, any Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Approved Subsidiaries” means Subsidiaries of Landsea Homes US that are either (a) listed on Exhibit G so long as (i) Landsea Homes US’s percentage ownership of the Equity Interests in such Subsidiaries is not reduced after the Closing Date, and (ii) such Subsidiaries do not acquire Real Estate Inventory that is not currently owned by such Persons on the Closing Date; or (b) otherwise approved by Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section  3.06).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Participant” has the meaning specified in Section  11.06(d).

“Participant Register” has the meaning specified in Section  11.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Exceptions” means:

(a)       Involuntary Liens for Impositions that are not delinquent or that are being contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on Borrower’s books in accordance with GAAP;

(b)       Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower diligently contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and after setting aside adequate reserves to pay such amounts, (ii) Borrower gives written notice to Administrative Agent of Borrower’s intent to contest or object to the same, (iii) the aggregate amount of such Involuntary Liens with respect to Borrower and the Guarantors as a whole does not exceed the greater of (x) $15,000,000 and (y) 2.83% of Tangible Net Worth as of the last day of any Fiscal Quarter of Borrower (unless otherwise approved by Administrative Agent), and (iv) Borrower takes any and all other actions (including obtaining bonds or other security) as Administrative Agent may deem necessary or appropriate in order to prevent the sale of any Real Estate Inventory to satisfy the Involuntary Lien and prevent any impairment of any such Real Estate Inventory;

(c)       Utility easements, rights of way, zoning restrictions, covenants, conditions, restrictions, reservations, condominium declarations, plat maps and replats (provided that such plats and replats are consistent in all material respects with the overall development plans for the applicable Subdivision) and such other burdens, encumbrances or charges, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of Borrower or the applicable Project Owner or materially detract from the value of the applicable Real Estate Inventory;

(d)       Land Seller Documents excluding Completion Deeds of Trust; and

(e)       Completion Deeds of Trust, provided, that the amounts secured by Completion Deeds of Trust in the aggregate shall not exceed $50,000,000;

provided, in no case will Permitted Exceptions include Liens or Encumbrances securing any Indebtedness, Guarantee, or indemnity obligations of any Person except as described in clause (e) above.

“Permitted Investments” means:

(a)       Cash Equivalent Investments;

(b)       Investments in Real Estate Inventory owned by Restricted Subsidiaries and the construction of Units thereon;

(c)       Investments by Borrower in any Restricted Subsidiaries or Restricted Affiliates that are Guarantors or will upon the making of such Investment become a Guarantor in accordance with this Agreement;

(d)       advances to officers, directors and employees of Borrower or any of its Subsidiaries in an aggregate amount not to exceed $6,000,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;

(e)       Investments of Borrower or any of its Subsidiaries in Unrestricted Subsidiaries, together with all Investments pursuant to clause (g) below, at any time outstanding, not to exceed 15% of Tangible Net Worth as of the last day of any Fiscal Quarter of Borrower;

(f)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of grade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)       Investments in any Person that is (i) as of the Closing Date, an Unconsolidated Affiliate, or (ii) Restricted Affiliate, together with all Investments pursuant to clause (e) above, at any time outstanding, not to exceed 15% of Tangible Net Worth as of the last day of any Fiscal Quarter of Borrower; and

(h)       acquisitions of real property in the ordinary course of business.

“Permitted Investor” means each of Landsea Green Properties Co., Ltd. and Landsea Holdings Corporation, a Delaware corporation.

“Permitted Senior Debt” means Indebtedness (other than the Obligations) for borrowed money (or Guarantee thereof) in an aggregate amount not to exceed $600,000,000 outstanding at any one time, evidenced by bonds issued by Loan Parties or as may otherwise be incurred, provided that such Indebtedness shall at all times satisfy the following requirements: (a) be Unsecured Debt, (b) in all respects, be pari passu with the Obligations of the Loan Parties under the Loan Documents, (c) no Person shall be primarily or contingently liable to pay such Indebtedness, unless such Person is also a Borrower or Guarantor under the Loan Documents, (d) not mature, and not require scheduled amortization, earlier than six (6) months after the Maturity Date as in effect at the time of incurrence of such Indebtedness and (e) such Indebtedness shall not be subject to any mandatory prepayment provisions (other than those related to customary asset sale, change of control or similar event offers) that would result in prepayment of such Indebtedness prior to such Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.03.

“Presold Unit” means a Unit that is subject to a Purchase Contract.

“Product Line” means a group of Units which, in the ordinary course of Borrower’s or the applicable Project Owner’s business are marketed together under a common plan or plans based upon the type of Unit constructed and the price of such Units.

“Project Owner” means Restricted Affiliate and each Subsidiary of Borrower that is the owner of Real Estate Inventory and is a Guarantor.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.03.

“Purchase Contract” means a bona fide written agreement between Borrower or the applicable Project Owner and a purchaser who is not an Affiliate of Borrower or the applicable Project Owner entered into in the ordinary course of Borrower’s or the applicable Project Owner’s business and pursuant to which such purchaser has agreed to purchase Real Estate Inventory, and, in the case of a Unit, which agreement (a) shall be accompanied by a cash earnest money deposit or down payment of at least $5,000, (b) shall be with a purchaser who is using cash to purchase the Unit or has been prequalified for a purchase money loan by Borrower or a mortgage broker, mortgage banker or other residential lending institution, and (c) shall not be subject to contingencies (other than customary contingencies applicable to a closing such as delivery of transfer documents).

“Real Estate Inventory” means the A&D Lots, Finished Lots, Units and other Entitled Land owned, in fee simple absolute, by Borrower, a Subsidiary of Borrower, or a Restricted Affiliate that is a Guarantor.

“Recipient” means Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section  11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Closing Date” has the meaning specified in Section  10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, at any time when there is more than one (1) Lender party to this Agreement, “Required Lenders” means at least two (2) Lenders having more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided further that, the amount of any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is L/C Issuer in making such determination.

“Required Tangible Net Worth” means the sum of (a) $399,987,250.00 plus (b) the cumulative amount of 50% of Borrower’s Net Income for each Fiscal Year ending after December 31, 2023; provided, if in any fiscal year, Borrower’s Net Income is less than $0, the Net Income amount for such Fiscal Year will be excluded from the Required Tangible Net Worth.

“Rescindable Amount” has the meaning specified in Section  2.11(b).

“Resignation Effective Date” has the meaning specified in Section  10.06(a).

“Resignation Letter” has the meaning specified in Section 11.24(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of Borrower, duly designated by Borrower in accordance with Borrower Detail Form, and solely for purposes of giving notices pursuant to Article II, any other officer or employee of Borrower so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of Borrower designated in or pursuant to an agreement between Borrower and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Affiliate” means LS-LCF CA, LLC, a Delaware limited liability company, and each entity that is identified by Borrower after the date hereof as a “Restricted Affiliate” hereunder, respectively.

“Restricted Entity” means, individually and collectively, each Subsidiary of Borrower that is not an Unrestricted Subsidiary, each Restricted Subsidiary, each Intermediate Entity, and Restricted Affiliate.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiaries” means Subsidiaries that are (a)(i) Wholly-Owned by Landsea Homes US, or (ii) Other Approved Subsidiaries, (b) engaged, in all material respects, in lines of business substantially similar to those lines of business conducted by the Loan Parties on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof and (c) are not Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback Transaction” means any sale or other transfer of Model Units by a Project Owner with the intent to lease such Model Units as lessee.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section  3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means one-tenth of one percent (0.10%) per annum (10 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time that is satisfactory to Administrative Agent.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Swap Provider” means any Person that (a) at the time it enters into a Swap Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or Administrative Agent (including on the Closing Date), is a party to a Swap Contract with a Loan Party, in each case in its capacity as a party to such Swap Contract.

“Spec Unit” means a Unit constructed for the purpose of addition to Borrower’s or a Project Owner’s inventory of Units and which is not subject to a Purchase Contract and is not a Model Unit.

“Subdivision” means a group of Lots owned by a Project Owner that are intended to be marketed and sold together regardless of whether Units in such group of Lots are to be constructed at the same time or in phases. If required by Administrative Agent, Subdivisions located in the same area and similar in product and market segment shall be treated as a single Subdivision.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Successor Rate” has the meaning specified in Section  3.03(b)(ii).

“Supported QFC” has the meaning specified in Section  11.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section la(47) of the Commodity Exchange Act.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tangible Net Worth” means: (a) the Consolidated Group’s consolidated total assets; minus (b) intangible assets of the Consolidated Group (goodwill, patents, trademarks, trade names, organizational expense, treasury stock, monies due from Affiliates, officers, directors or shareholders of Borrower and other intangibles); minus (c) the aggregate principal amount of all Indebtedness of the Consolidated Group, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)       for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. Eastern time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b)       for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment;

provided that if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would be less than zero percent (0.0%), such rate shall be deemed to be zero percent (0.0%) purposes of this Agreement.

“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Threshold Cash Amount” means twenty million Dollars ($20,000,000).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Outstanding Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Daily SOFR Rate Loan or Term SOFR Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliates” means an Affiliate of Borrower whose financial statements are not required to be consolidated with the financial statements of Borrower in accordance with GAAP.

“Undrawn Availability” means as of each date of determination, (a) the Available Loan Commitment minus (b) the Total Outstandings at such time.

“Unit” means a residential dwelling constructed or to be constructed on a Lot, together with the underlying Lot.

“Unit Budget” means, collectively, the budgets setting forth the construction costs with respect to each Unit.

“Unit Construction Threshold” means, with respect to a Unit, not less than 5% of the cost to construct such Unit as provided in the applicable Unit Budget has been incurred by the Loan Parties (excluding the cost of Lot Improvements associated with such Unit).

“Unit Eligibility Date” means, with respect to each Unit, the date on which that Unit is first included in Eligible Assets as a Unit pursuant to this Agreement, as reflected on the Borrowing Base Report, and regardless of whether (a) periods exist during which such Unit is not included as Eligible Assets or (b) such Unit is subsequently reclassified pursuant to Article IV.

“Unit Plans and Specifications” means plans and specifications for construction of a particular type of Unit that have been prepared by an architect, together with any amendments or modifications to those plans and specifications.

“Unit Term” means the period of time which Units may be included as Eligible Assets in the Borrowing Base pursuant to Section  4.03.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash” means cash and cash equivalents of the Loan Parties that are (a) not subject to a Lien (excluding statutory liens in favor of a depository bank where such cash is deposited) or a Negative Pledge or (b) otherwise not restricted as determined in accordance with GAAP.

“Unrestricted Subsidiary” means (a) any Closing Date Unrestricted Subsidiary and (b) any Subsidiary designated the Borrower as an “Unrestricted Subsidiary” pursuant to Section 7.13(d) subsequent to the Closing Date.

“Unsecured Debt” means unsecured Indebtedness, the repayment of which is not secured, in whole or in part, by a Lien, and the documents governing such Indebtedness do not contain any contractual provision requiring the granting of Liens to secure such Indebtedness or other obligations therein.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section  11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section  3.01(g).

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)       Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity)

1.03         Accounting Terms.(a)

(a)       All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP financial statements applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements delivered on the Closing Date, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)       If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in the same manner as in effect prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04         Rounding(a) . Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07         Interest Rates(a) . Neither Administrative Agent nor any Lender warrants, nor accepts responsibility, nor shall Administrative Agent or any Lender have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent, each Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent and each Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II.
COMMITMENTS AND CREDIT EXTENSIONS

2.01         Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings of all Lenders shall not exceed the Available Loan Commitment; and (b) the Outstanding Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Agreement. Loans will be either Term SOFR Rate Loans or Daily SOFR Rate Loans, except as provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)       Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice. Each such Loan Notice must be received by Administrative Agent not later than 11:00 a.m. (A) on the date of the request for any Borrowing or continuation of Daily SOFR Rate Loans or Base Rate Loans, (B) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Rate Loans or conversion of Term SOFR Rate Loans to Daily SOFR Rate Loans or Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, conversion to or continuation of Daily SOFR Rate Loans or Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Unless otherwise specified herein, no conversion from Term SOFR Rate Loans may be made other than at the end of the corresponding Interest Period. Each Loan Notice shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, continued or converted, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the

Interest Period with respect thereto. If Borrower fails to specify Term SOFR in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation of Term SOFR Rate Loan, then the applicable Loans shall be made as, or converted to, Daily SOFR Rate Loans. Any such automatic conversion to Daily SOFR Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Rate Loans. If Borrower requests a Term SOFR Rate Loan, or a conversion to or continuation of Term SOFR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)       Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Daily SOFR Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)       Except as otherwise provided herein, a Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Rate Loan unless Borrower makes all payments required pursuant to Section 3.04 resulting therefrom.

(d)       Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of such interest rate.

(e)       Without limitation of any other conditions herein, a Borrowing or continuation of or conversion to Term SOFR Rate Loans shall not be permitted if:

(i)	an Event of Default or a Default has occurred and is continuing and has not been waived by Required Lenders or all Lenders, as applicable;

(ii)	the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans would cause more than ten (10) Interest Periods to be in effect at any one time for Term SOFR Rate Loans, after giving effect to all Term SOFR Rate Loans, all conversions of Loans from one Type to another, and all continuations of Loans as the same Type;

(iii)	the requested interest period does not conform to the definition of Interest Period herein; or

(iv)	any of the circumstances referred to in Section 3.03 shall apply with respect to the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans.

(f)       Borrower may not request a Borrowing of, or conversion to, Base Rate Loans unless Daily SOFR Rate Loans and Term SOFR Rate Loans are unavailable, as further provided herein.

(g)       Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Lender.

(h)       With respect to Daily Simple SOFR and Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective

2.03         Letters of Credit.

(a)       General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, Borrower may request L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section  2.03, to issue, amend, extend, reinstate or renew, at any time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of Subsidiaries in such form as is acceptable to L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitment in the face amount thereof.

(b)       Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by L/C Issuer) to L/C Issuer and to Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by L/C Issuer, Borrower also shall submit a Letter of Credit Application and a reimbursement agreement on L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application and a form of reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by Borrower and L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03 (d) provided, that L/C Issuer shall not (i) permit any such extension if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions set forth in Section  5.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(c)       Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (ii) the Outstanding Credit Exposure of any Lender shall not exceed its Commitment and (iii) the Total Outstandings of all Lenders shall not exceed the Available Loan Commitment.

(i)	L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally.

(C)       except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000.

(D)       any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section  2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or the Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(d)       Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the Letter of Credit Expiration Date; provided that Borrower shall Cash Collateralize pursuant to Section  2.03(o) each Letter of Credit that has an expiration date after the Maturity Date on the date that is thirty (30) days prior to the Maturity Date.

(e)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for account of L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section  2.02 with respect to Loans made by such Lender (and Section  2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.03(f), Administrative Agent shall distribute such payment to L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse L/C Issuer, then to such Lenders and L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section  2.13 or 2.14, as a result of an assignment in accordance with Section  11.06 or otherwise pursuant to this Agreement.

If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.

(f)       Reimbursement. If L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse L/C Issuer in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time; provided that, if such L/C Disbursement is not less than $1,000,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section  2.02 that such payment be financed with a Borrowing of Daily SOFR Rate Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Daily SOFR Rate Loans. If Borrower fails to make such payment when due, Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Daily SOFR Rate Loans to be disbursed on the date of payment by L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section  2.02 or Section 2.03 for the principal amount of Daily SOFR Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)       Obligations Absolute. Borrower’s obligation to reimburse L/C Disbursements as provided in Section  2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)	any lack of validity or enforceability of this Agreement, any other Loan Document, or any Letter of Credit, or any term or provision herein or therein;

(ii)	the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)	any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)	waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of Borrower or any waiver by L/C Issuer which does not in fact materially prejudice Borrower;

(v)	honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)	any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)	payment by L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)	any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of Administrative Agent, the Lenders, L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of L/C Issuer; provided that the foregoing shall not be construed to excuse L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by Applicable Law) suffered by Borrower that are caused by L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of L/C Issuer (as finally determined by a court of competent jurisdiction), L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)	L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)	L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)	L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)	this sentence shall establish the standard of care to be exercised by L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of Administrative Agent, the Lenders, L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to L/C Issuer.

(h)       Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)       L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article X with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(j)       Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letters of Credit times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between Borrower and L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)       Disbursement Procedures. L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. L/C Issuer shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(m)       Interim Interest. If L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Daily SOFR Rate Loans; provided that if Borrower fails to reimburse such L/C Disbursement when due pursuant to clause  (f) of this Section 2.03, then Section  2.07(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause  (f) of this Section 2.03 to reimburse L/C Issuer shall be for account of such Lender to the extent of such payment.

(n)       Replacement of L/C Issuer. L/C Issuer may be replaced at any time by written agreement between Borrower, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. Administrative Agent shall notify the Lenders of any such replacement of L/C Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section  2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)       Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least sixty-six and two-third percent (66-2/3)% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (o), Borrower shall immediately deposit into an account established and maintained on the books and records of Administrative Agent (the “Collateral Account”) an amount in cash equal to the Minimum Collateral Amount plus any accrued and unpaid interest thereon, if any, provided that such obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (f) of Section  9.01. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. In addition, and without limiting the foregoing or clause  (d) of this Section 2.03, (i) if any L/C Obligations remain outstanding after the expiration date specified in said clause  (d), Borrower shall immediately deposit into the Collateral Account an amount in cash equal to Minimum Collateral Amount plus any accrued and unpaid interest thereon and (ii) Borrower shall Cash Collateralize each Letter of Credit that has an expiration date beyond the Maturity Date in an amount equal to the Minimum Collateral Amount at least thirty (30) days prior to such Maturity Date.

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by Administrative Agent to reimburse L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing sixty-six and two-third percent 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(p)       Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse, indemnify and compensate L/C Issuer for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of Borrower. Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(q)       Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Prepayments.

(a)       Borrower may, upon notice to Administrative Agent pursuant to delivery to Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of Daily SOFR Rate Loans or Base Rate Loans; (ii) any prepayment of Term SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Daily SOFR Rate Loans or Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage) of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Rate Loan or Daily SOFR Rate Loan, any additional amounts required pursuant to Section 3.04. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)       If for any reason (i) the Total Outstandings of all Lenders at any time exceed the Available Loan Commitment, then Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans either (x) the Total Outstandings of all Lenders exceed the Available Loan Commitment.

2.05         Termination or Reduction of Commitments. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings of all Lenders would exceed the Aggregate Commitments, and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06         Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.07         Interest.

(a)       Subject to the provisions of clause (b) below, (i) each Daily SOFR Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate for Daily SOFR Rate Loans; (ii) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Rate Loans; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)       Default Interest.

(i)	If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)	If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)	Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08         Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a)       Unused Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)       Other Fees.

(i)	Borrower shall pay to the Arrangers and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)	Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)       All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)       If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or L/C Issuer ), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of Administrative Agent, any Lender or L/C Issuer, as the case may be, under Sections 2.03(j) or 2.07(b) or under Article IX. Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10         Evidence of Debt.

(a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in clause (a) above, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11        Payments Generally; Administrative Agent’s Clawback.

(a)       General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)       Clawback.

(i)	Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Daily SOFR Rate Loans or Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Daily SOFR Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)	Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or L/C Issuer, as the case may be, the amount due.

With respect to any payment that Administrative Agent makes for the account of the Lenders or L/C Issuer hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)       Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)       Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section  11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section  11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section  11.04(c).

(e)       Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)       Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans, made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)	if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13         Extension of Maturity Date.

(a)       Requests for Extension. Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to each annual anniversary of the Closing Date (each such annual anniversary, an “Extension Closing Date”), request that the then-existing Maturity Date be extended for an additional one (1) year; provided, however, that any such request may be made only once during each such sixty (60) day period.

(b)       Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not later than the date (the “Extension Election Notice Date”) that is twenty (20) days prior to the annual anniversary of the Closing Date, advise Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall promptly notify Administrative Agent of such determination (but in any event no later than the Extension Election Notice Date) and any Lender that does not so advise Administrative Agent on or before the Extension Election Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)       Notification by Administrative Agent. Administrative Agent shall notify Borrower of each Lender’s determination under this Section 2.13 no later than the date fifteen (15) days prior to the annual anniversary of the Closing Date (or, if such date is not a Business Day, on the next Business Day).

(d)       Additional Lenders. Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Lender”) as provided in Section  11.13; provided that each of such Additional Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the Extension Closing Date, provide a Commitment (and, if any such Additional Lender is already a Lender, its additional Commitment shall be in addition to such Lender’s existing Commitment hereunder on such date).

(e)       Minimum Extension Requirement. If (and only if) (i) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Lenders shall be more than fifty percent (50%) of the aggregate amount of the Commitments in effect immediately prior to the Extension Closing Date, and (ii) Borrower complies with Section  2.13(f), then, effective as of the Extension Closing Date, the Maturity Date with respect to all Extending Lenders shall be extended to the date falling one year after the Maturity Date in effect immediately prior to the Extension Closing Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)       Conditions to Effectiveness of Extensions. As conditions precedent to each such extension:

(i)	Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Extension Closing Date (in sufficient copies for each Lender and each Additional Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of Borrower, certifying that, before and after giving effect to such extension, (1) the representations and warranties contained in Article VI are true and correct on and as of the Extension Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and except that for purposes of this Section 2.13, the representations and warranties contained in Section 6.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.03, and (2) no Default or Event of Default exists or would result therefrom.

(ii)	On the Extension Closing Date, Borrower shall pay to Administrative Agent a fee, for the pro rata account of each Extending Lender and each Additional Lender in an amount to be determined by Borrower and Administrative Agent at the time of any request to extend the Maturity Date under this Section, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)	(x) upon the reasonable request of any Lender made at least fifteen (15) days prior to the Closing Date of the extension, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least ten (10) days prior to the Closing Date of the extension and (y) at least ten (10) days prior to the Closing Date of the extension, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(iv)	On the date of the notice described in Section 2.13(a) and the date of such extension and after giving effect thereto, (A) the representations and warranties contained in the Loan Documents are true and correct on and as of the Extension Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and except that for purposes of this Section 2.13, the representations and warranties contained in Section 6.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)and (b) of Section 7.03, and (B) no Default or Event of Default exists or would result therefrom.

(g)       Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, Borrower, Guarantors and Administrative Agent will execute such amendments to this Agreement as Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.13 shall supersede any provisions in Section  2.12 or 11.01 to the contrary.

2.14         Increase in Commitments.

(a)       Request for Increase. Provided there exists no Default, upon notice to Administrative Agent, Borrower may from time to time, request an increase in the Aggregate Commitments (which increase may take the form of additional Commitments or one or more additional term loan tranches) by admitting additional Lenders hereunder (each a “Subsequent Lender”) or increasing the Commitment of any existing Lender (each an “Increasing Lender”) by an amount (for all such requests) such that the Aggregate Commitments after giving effect to such increase shall not exceed $850,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000.

(b)       Non-Pro Rata. For the avoidance of doubt, Borrower may request that one or more Lenders provide an increase on a non-pro rata basis, provided that (x) no Lender shall be required to increase its Commitment, (y) Subsequent Lenders may join this Credit Agreement to provide Commitments as set forth above and (c) no consent shall be required in connection with any increase other than that of Borrower and the Subsequent or Increasing Lenders providing the Commitments therefor.

(c)       Increase Closing Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the effective date (the “Increase Closing Date”). Administrative Agent shall promptly notify Borrower and the Lenders of the Increase Closing Date.

(d)       Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Closing Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and except that for purposes of this Section 2.14, the representations and warranties contained in Section 6.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.03, and (B) no Default exists or would result therefrom, (ii) (x) upon the reasonable request of any Increasing Lender or Subsequent Lender made at least fifteen (15) days prior to the Increase Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least ten (10) days prior to the Increase Closing Date and (y) at least ten (10) days prior to the Increase Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial

Ownership Certification in relation to such Loan Party and (iii) to the extent that the increase of the Aggregate Commitments shall take the form of a new term loan tranche, this Agreement shall be amended, in form and substance satisfactory to Administrative Agent, to include such terms as are customary for a term loan commitment. Borrower shall prepay any Loans outstanding on the Increase Closing Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.14.

(e)       Conflicting Provisions. This Section 2.14 shall supersede any provisions in Sections 2.12 or 11.01 to the contrary.

2.15         Cash Collateral.

(a)       Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section  2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)       Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)       Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.15, 2.16 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)       Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16        Defaulting Lenders.

(a)       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)	Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)	Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.

(A)       Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section  2.15.

(B)       With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)	Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)	Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)       Defaulting Lender Cure. If Borrower, Administrative Agent and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Applicable Percentage (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)       New Letters of Credit. So long as any Lender is a Defaulting Lender, L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article III.
taxes, yield protection and illegality

3.01         Taxes.

(a)       Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b)       Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)       Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by Borrower. Each of the Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section  11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section  3.01(e).

(f)       Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)       Status of Lenders; Tax Documentation.

(i)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(g)(ii)(A), 3.01(g)(ii)(B) and 3.01(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed copies of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section  3.01(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)	Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)       Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i)       Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03         Inability to Determine Rates.

(a)       If in connection with any request for a Term SOFR Rate Loan, or Daily SOFR Rate Loan, or a conversion of Daily SOFR Rate Loans to Term SOFR Rate Loans or a continuation of any of such advances, as applicable, (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section  3.03(b), and the circumstances under Section  3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (C) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR in connection with an existing or proposed Daily SOFR Rate Loan, or (ii) Administrative Agent or Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or Daily Simple SOFR with respect to a proposed advance does not adequately and fairly reflect the cost to such Lenders of funding such advance, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Term SOFR Rate Loans, Daily SOFR Rate Loans, or to convert Daily SOFR Rate Loans to Term SOFR Rate Loans, shall be suspended (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Lenders described in Section  3.03(b), until Administrative Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (1) Borrower may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Rate Loans or Daily SOFR Rate Loans (to the extent of the affected Term SOFR Rate Loans, Daily SOFR Rate Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein, (2) any outstanding Term SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period, and (3) any outstanding Daily SOFR Rate Loans shall immediately be deemed to have been converted to Base Rate Loans.

(b)       Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that

(i)	If adequate and reasonable means do not exist for ascertaining one (1) month and three (3) month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)	CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month and three (3) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one (1) month and three (3) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses  (a) or  (b) above have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR, and/or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.00%), the Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective

3.04         Increased Costs.

(a)       Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer;

(ii)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)       any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)       any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)       any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section  11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan bearing interest at Term SOFR or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

The amounts payable under this Section 3.04 shall never be less than zero or greater than is permitted by Applicable Law. For the avoidance of doubt, no amounts will be owing under this Section in connection with the prepayment of any Daily SOFR Rate Loan or Base Rate Loan (if any).

3.06         Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Lending Office. Each Lender may make any Credit Extension to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.05, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, L/C Issuer, or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)       Replacement of Lenders. If any Lender requests compensation under Section  3.05, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

Article IV.
BORROWING BASE

4.01        Determination of Eligible Assets/Borrowing Base. The Borrowing Base shall consist of the Asset Value of the Eligible Assets set forth in the most recent Borrowing Base Report as determined by Administrative Agent from time to time in accordance with this Agreement and subject to the limitations set forth in this Article IV.

(a)       Advance Rates Applicable to Eligible Assets. The combined outstanding balance of all Borrowing Base Debt, in the aggregate, must not exceed the Borrowing Base as of the relevant date of determination thereof. The Borrowing Base will be determined as of each Borrowing Base Valuation Date by determining the Asset Value of the Unrestricted Cash and Eligible Assets directly owned by Borrower or a Restricted Subsidiary that is a Guarantor or Restricted Affiliate that is a Guarantor, depending upon the classification of such Eligible Asset, subject, in each case, to the limitations set forth below. In determining the Asset Values, the Asset Values of each class of Eligible Asset is set forth in the chart below:

Eligible Asset	Asset Value
Unrestricted Cash	100% of the amount of Unrestricted Cash of Borrower in excess of the Threshold Cash Amount
Presold Units	90% of Cost
Spec Units	80% of Cost (subject to the limitations in Section 4.01(b) and 4.03(b) below)
Model Units	80% of Cost (subject to the limitations in Section 4.01(d) below)
Finished Lots	70% of Cost (subject to the limitations in Section 4.01(e) below)
A&D Lots	65% of Cost (subject to the limitations in Section 4.01(e) below)
Entitled Land	50% of Cost (subject to the limitations in Section 4.01(c) below)

(b)       Limitations on Spec Units. The combined Asset Value of Spec Units included in the Borrowing Base shall be limited to forty percent (40%) of the total Asset Value of the Borrowing Base.

(c)       Limitations on Entitled Land. The combined Asset Value of Entitled Land shall at all times be limited to fifteen percent (15%) of the total Asset Value of the Borrowing Base.

(d)       Limitations on Model Units. The aggregate number of Model Units included in the Borrowing Base from any single Subdivision will not at any one time exceed ten (10) Model Units.

(e)       Limitations on A&D Lots and Finished Lots. The combined Asset Value of A&D Lots and Finished Lots shall not exceed an aggregate amount equal to fifty percent (50%) of the total Asset Value of the Borrowing Base.

(f)       Adjustment to Borrowing Base. Any Units, Lots or Entitled Land that are not Eligible Assets shall be immediately and automatically removed from the Borrowing Base and the Asset Value thereof will be removed from the Borrowing Base.

(g)       Restricted Affiliate.

(i)	Assets owned by the Restricted Affiliate may be included in the Eligible Assets provided that the following requirements are satisfied at all times: (1) Borrower’s percentage ownership of the Equity Interests in such Person (including Borrower’s interest in the total capital accounts of the Restricted Affiliate) is not reduced after the Closing Date; (ii) Borrower at all times maintains Control of the Restricted Affiliate; and (iii) the Restricted Affiliate and each Intermediate Entity that owns a direct or indirect interest in the Restricted Affiliate is a Guarantor.

(ii)	If assets of the Restricted Affiliate are Eligible Assets, the Asset Value of such Eligible Assets determined pursuant to Section 4.01(a) will be further adjusted to not exceed the Asset Value determined pursuant to Section 4.01(a) multiplied by Borrower’s then applicable percentage of ownership of such Restricted Affiliate.

(iii)	The combined Asset Value of Eligible Assets owned by the Restricted Affiliate (as adjusted by Section 4.01(g)(ii)) cannot exceed $15,000,000 at any time.

4.02         Lot Term Limits.

(a)       Finished Lots. Each Finished Lot may be included in Eligible Assets as a Finished Lot for not more than eighteen (18) months from the date such Finished Lot was first included in the Eligible Assets as a Finished Lot.

(b)       A&D Lots. Each A&D Lot may be included in Eligible Assets as an A&D Lot for not more than twenty-four (24) months from the date such A&D Lot was first included in the Eligible Assets as an A&D Lot.

(c)       Entitled Land. Any Entitled Land may be included in Eligible Assets as Entitled Land for not more than twenty-four (24) months from the date such Entitled Land was first included in the Eligible Assets as Entitled Land.

(d)       Transfer of Lots for Unit Construction. Borrower may reclassify an A&D Lot or Finished Lot as a Unit subject to the provisions of this Agreement relating to Units.

(e)       Initial Lot Term Limits Commencing on Closing Date. Notwithstanding anything to the contrary contained in this Agreement or otherwise, for all Finished Lots, A&D Lots and Entitled Land constituting Eligible Assets included in the Borrowing Base as in effect as of the Closing Date, the applicable term limits for such Lots shall commence on the Closing Date.

4.03         Unit Term Limits. Subject to the additional limitations on the Borrowing Base set forth herein, Units may be included in the Eligible Assets for the time periods provided below. Notwithstanding anything to the contrary contained in this Agreement or otherwise, for all Units constituting Eligible Assets included in the Borrowing Base in effect as of the Closing Date, the applicable term limits for such Units shall commence on the Closing Date.

(a)       Presold Units. Each Presold Unit may be included in Eligible Assets for not more than twelve (12) months from the original Unit Eligibility Date for such Unit; provided, however, that so long as no Event of Default has occurred and is continuing, each Presold Unit may be included in Eligible Assets for two (2) additional consecutive periods of three (3) months each (i.e., for a total Unit Term of eighteen (18) months from the original Unit Eligibility Date). A Presold Unit no longer subject to a Purchase Contract will be deemed to be a Spec Unit as of the date the Unit is no longer subject to a Purchase Contract; provided, however, a Presold Unit no longer subject to a Purchase Contract (and for which construction has not yet commenced) may be (at Borrower’s one (1)-time election as to each such Presold Unit), deemed to be either a Spec Unit or a Finished Lot for the remainder of such Finished Lot’s eligibility (from the date such Finished Lot was first included in the Eligible Assets calculation as a Finished Lot). If construction has commenced, such Unit will be deemed a Spec Unit (from the date construction commenced on such Spec Unit).

(b)       Spec Units. Each Spec Unit may be included in Eligible Assets for not more than twelve (12) months from the original Unit Eligibility Date for such Unit; provided, however, that so long as no Event of Default has occurred and is continuing, Spec Units may be included in Eligible Assets for two (2) additional consecutive periods of three (3) months each (i.e., for a total Unit Term of eighteen (18) months from the original Unit Eligibility Date); provided further, however, that during the second such three (3) month period the Asset Value for each such Unit will be reduced to 70% of Cost. No Unit may be included in the Eligible Assets as a Spec Unit (including by reclassification of a Presold Unit as a Spec Unit) if after giving effect to such inclusion any of the provisions of Section  4.01(b) would be exceeded or such inclusion is otherwise not permitted pursuant to this Agreement.

(c)       Model Units. Each Model Unit may be included in Eligible Assets for not more than thirty-six (36) months from the applicable Unit Eligibility Date.

(d)       Eligibility Date. Except as set forth in Section 4.03(b) with respect to Spec Units, reclassification of Units (for example, from Spec Units to Presold Units) will not change the Unit Eligibility Date for the Unit in question.

(e)       Unit Ineligibility. Except to the extent permitted in the case of an extension of the Maturity Date to the Holdover Maturity Date pursuant to Section  2.03, in no event may any Unit be included in Eligible Assets beyond the Maturity Date.

(f)       Unit Term Limits Commencing on Closing Date. Notwithstanding anything to the contrary set forth herein, with respect to each Presold Unit, Spec Unit and Model Unit included in the Eligible Assets as set forth in the Borrowing Base Report dated on or about the Closing Date, the term limit applicable thereto shall commence as of the Closing Date.

4.04         Borrowing Base Report.

(a)       Borrowing Base Report. Within twenty (20) days after the end of each month (each a “Designated Month”), Borrower will prepare and submit to Administrative Agent a Borrowing Base Report for all of the Eligible Assets dated no earlier than the last day of the Designated Month.

(b)       Form of Report and Certificate. If requested by Administrative Agent, the proposed Borrowing Base Report will be in an electronic format in compliance with Administrative Agent’s reasonable specifications and requirements as in effect from time to time.

(c)       Approval of Borrowing Base Report. Each proposed Borrowing Base Report shall be subject to adjustment by Administrative Agent based upon (i) Administrative Agent’s review of such report, (ii) Administrative Agent’s inspections made pursuant to Section  7.11 (as such inspections may result in any adjustments to reflect any variance between the Borrowing Base Report and/or the Real Estate Inventory report and the results of such inspections by Administrative Agent), and (iii) such other information as Administrative Agent may reasonably require in order to verify the Borrowing Base, Eligible Assets, the Asset Value of the Borrowing Base, and all other amounts and items relating thereto. Each determination by Administrative Agent of the Borrowing Base, Eligible Assets, the Asset Value of the Borrowing Base, and the amount of each Loan (and all other amounts and items entering into such determinations), will be final, conclusive and binding upon Borrower, absent manifest error. Administrative Agent will use reasonable efforts to review each Borrowing Base Report and make any adjustments or provide approval within three (3) Business Days after receipt of each Borrowing Base Report that complies with the requirements of this Section  4.04; provided that Administrative Agent’s failure to give such notice or delay in giving such notice shall not limit, waive or reduce any of the Obligations.

(d)       Failure to Deliver Borrowing Base Report. In the event that Borrower fails to deliver a Borrowing Base Report as and when required pursuant to this Agreement, in addition to all rights and remedies of Administrative Agent and without waiving any Event of Default resulting from such failure, Administrative Agent may compute the Asset Values of the Eligible Assets in the Borrowing Base in Administrative Agent’s sole and absolute discretion and such determination by Administrative Agent shall be conclusive and immediately effective unless and until Administrative Agent has approved a Borrowing Base Report submitted by Borrower.

4.05         General.

(a)       If any Eligible Asset is sold, materially damaged, destroyed, or becomes subject to any condemnation proceeding, or otherwise becomes not eligible to be Eligible Assets pursuant to any provision of this Agreement, then such Eligible Asset will no longer be Eligible Assets upon such sale or upon such Eligible Asset becoming ineligible, as the case may be and Borrower shall repay the Obligations if and to the extent required pursuant to Section 2.11 within three (3) Business Days of Borrower having knowledge of such sale or ineligibility.

(b)       Anything in this Article IV or the Loan Documents to the contrary notwithstanding, Borrower agrees that (a) no limitation on any Loans required or permitted pursuant to this Agreement will limit or otherwise change Borrower’s obligations and liabilities under the applicable Loan Documents and (b) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents.

(c)       On any date of determination the Borrower shall not exceed the Available Loan Commitment.

Article V.
CONDITIONS PRECEDENT

5.01         Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the initial Loan, in each case as determined by Administrative Agent:

(a)       Representations and Warranties Accurate. The representations and warranties of Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Closing Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(b)       No Defaults. No Default shall have occurred and be continuing.

(c)       Documents. Administrative Agent shall have received the following agreements, documents, and instruments, each duly executed (and acknowledged where applicable) by the parties thereto and in form and substance satisfactory to Administrative Agent and its legal counsel:

(i)	Loan Documents. Executed counterparts of each of this Agreement, each Note (if requested by a Lender), and each Guaranty.

(ii)	Formation Documents. The Organizational Documents of Borrower and each other Loan Party, together with such resolutions, consents and other documents as Administrative Agent may require to evidence the due formation, valid existence and authority of Borrower and each other Loan Party.

(iii)	Authorization Documents. Certified copies of resolutions of Borrower and each other Loan Party authorizing Borrower and each other Loan Party to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower or any Loan Party in connection herewith, and certifying the names and signatures of the officers of Borrower and each Loan Party authorized to execute this Agreement and to request Loans on behalf of Borrower.

(iv)	Good Standing. Evidence of the good standing of each Loan Party in the jurisdiction of formation of such Loan Party and each other jurisdictions where the nature of the business and operations of such Loan Party require registration with any Governmental Authority, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

(v)	Incumbency Certificates. Incumbency certificates from Borrower and each other Loan Party which shall: (A) identify by name and title, and bear the signatures of, the Responsible Officers of each such entity and (B) be certified by one of its Responsible Officers (other than the Responsible Officer signing Loan Documents on behalf of Borrower or any other Loan Party).

(vi)	Borrower Detail Form. A properly completed and fully executed Borrower Detail Form.

(d)       Legal Opinion. A favorable written opinion of legal counsels to Borrower and each other Loan Party in form and substance reasonably satisfactory to Administrative Agent and its counsel.

(e)       Closing Certificate. A certificate signed by a Responsible Officer of Borrower certifying that (i) the conditions specified in Section  5.02(a) and (b) have been satisfied and (ii) there has been no event or circumstance since December 31, 2023 that has had or could reasonably be expected to have a Material Adverse Change.

(f)       Payment of Costs, Expenses and Fees. Unless waived by Administrative Agent, Borrower shall have paid (i) all reasonable outstanding fees, charges and disbursements of its counsel (directly to such counsel if requested by Administrative Agent) and (ii) any fees required to be paid on or before the Closing Date.

(g)       KYC / Beneficial Ownership Certification. (a) Upon the reasonable request of any Lender made at least fifteen (15) days prior to the Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Closing Date and (b) at least five (5) days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(h)       Borrowing Base Report. A duly completed pro forma Borrowing Base Report dated as of the Closing Date, reflecting Borrower’s indirect acquisition of Antares Acquisition, LLC, and calculated as of April 19, 2024, signed by a Responsible Officer of Borrower.

(i)       Compliance Certificate. A duly completed pro forma Compliance Certificate dated as of the Closing Date, signed by a Responsible Officer of Borrower.

(j)       No Material Adverse Change. There has been no event or circumstance since December 31, 2023 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.

(k)       No Legal Proceeding. There has been no action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in writing in any court or before any arbitrator or governmental authority related to this Agreement or that could reasonably be expected to have a Material Adverse Change.

(l)       Other Assurances. Such other assurances, certificates, documents, consents or opinions as Administrative Agent, any L/C Issuer or the Required Lenders reasonably may require.

Without limiting the generality of the provisions of the last paragraph of Section  10.03, for purposes of determining compliance with the conditions specified in this Section  5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02         Additional Conditions Precedent to Credit Extensions. The obligation of each Lender to honor any request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Rate Loans) is subject to the following conditions precedent:

(a)       Defaults. No Default shall have occurred and be continuing on the date of such Credit Extension, both before and after giving effect thereto.

(b)       Representations and Warranties. The representations and warranties of Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(c)       Compliance with the Borrowing Base. Administrative Agent and, if applicable, L/C Issuer shall have received a pro forma Borrowing Base Report dated no earlier than three (3) Business Days prior to the date of the applicable Credit Extension.

(d)       Compliance with Covenants. After giving effect to such proposed Credit Extension, (i) the Total Outstandings do not exceed the Available Loan Commitment; and (ii) the Consolidated Group is in compliance with the covenants set forth in Section  8.16 calculated on a pro forma basis.

(e)       Request for Credit Extension. Borrower will have delivered to Administrative Agent (and if applicable, L/C Issuer) a Request for Credit Extension for such Loan or Letter of Credit.

(f)       No Material Adverse Change. There has been no event or circumstance since December 31, 2023 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.

(g)       Borrowing Base Debt. The outstanding Borrowing Base Debt shall not exceed the Borrowing Base.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Section  5.02 have been satisfied on and as of the date of the applicable Credit Extension.

Article VI.
BORROWER REPRESENTATIONS AND WARRANTIES

6.01         Representations and Warranties. Borrower represents and warrants to Administrative Agent and each Lender that as of the Closing Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate as of the applicable date when made, the following:

(a)       Formation and Authorization. (i) Borrower (A) is duly organized or formed, validly existing and, as applicable, in good standing or active status under the Laws of the jurisdiction of its incorporation or organization and (B) has requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business except where the failure would not reasonably be expected to have a Material Adverse Change and (y) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (ii) each other Loan Party (A) is duly organized or formed, validly existing and, as applicable, in good standing or active status under the Laws of the jurisdiction of its incorporation or organization, except where the failure would not reasonably be expected to have a Material Adverse Change and (B) has requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business, except where the failure would not reasonably be expected to have a Material Adverse Change and (y) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all requisite action by or on behalf of such Loan Party and will not conflict with or result in a violation of or a default under any of the formation documents of such Loan Party. Set forth in Schedule 6.01 is a true and complete organizational chart of Borrower and all of its Subsidiaries.

(b)       No Approvals, etc. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by Borrower of any Loan Document. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by any Loan Party of any Loan Document.

(c)       No Conflicts. The execution, delivery, and performance by Borrower and, as applicable, each other Loan Party, of the Loan Documents will not conflict with or result in a violation of or a default under (i) any applicable Law, ordinance, regulation, or rule (federal, state, or local), (ii) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or such Loan Party is a party or by which Borrower or such Loan Party is bound, (iii) any of the Approvals and Permits, or (iv) any agreement, document, or instrument to which Borrower or such Loan Party is a party or by which Borrower or such Loan Party or any of the assets of Borrower or such Loan Party is bound.

(d)       Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents executed by each Loan Party that is party thereto have been duly executed and delivered by or on behalf of such Loan Party. The Loan Documents are legal, valid, and binding obligations of each Loan Party that is party thereto, enforceable in accordance with their terms against each Loan Party that is party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

(e)       Disclosure. Each Loan Party has disclosed to Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(f)       Litigation. Except as disclosed to Administrative Agent in writing prior to the date of this Agreement, there are no actions, suits proceedings, claims or disputes pending or, to the actual knowledge of Borrower or any Loan Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to materially affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Change.

(g)       No Defaults. No Default has occurred and is continuing. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Change. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(h)       No Material Adverse Change. Since December 31, 2023, there has been no event or circumstance that, either individually or in the aggregate, has or could reasonably be expected to result in a Material Adverse Change.

(i)       Approvals and Permits; Assets and Property. Borrower and each Loan Party has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower and each Loan Party, and Borrower and each Loan Party owns, leases, or licenses all assets necessary for conduct of the business and operations of Borrower and each Loan Party, except as otherwise permitted pursuant to this Agreement. The assets of each Loan Party are not subject to any Liens and Encumbrances, other than (i) the Liens and Encumbrances, if any, created pursuant to this Agreement or any other Loan Document, and (ii) the Permitted Exceptions.

(j)       Borrowing Base. The classification and Asset Value of all Eligible Assets included in the Borrowing Base is true and correct as of the most recent date of determination and all of the representations and warranties set forth in the most recent Borrowing Base Report as of each date of determination are true and correct.

(k)       Impositions. Except as otherwise permitted pursuant to Section  7.06, Borrower and each other Loan Party has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower or such Loan Party and has paid or caused to be paid all Impositions and other amounts shown thereon to be due (including, without limitation, any interest or penalties) except for any failure to so file or to so pay that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change ..

(l)       Compliance With Law. Each Loan Party is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

(m)       Margin Regulations. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

(n)       Investment Company Act. None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(o)       ERISA Compliance.

(i)	Except as could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change, (A) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (B) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii)	There are no pending or, to the knowledge of Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to cause a Material Adverse Change.

(iii)	No ERISA Event has occurred, and Borrower is not aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to cause a Material Adverse Change.

(iv)	Except as could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change, the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change.

(p)       Solvency. Each Loan Party is Solvent.

(q)       Taxes. Each Loan Party has filed or caused to be filed all tax returns (federal, state, or local) required to be filed by such Loan Party and has paid all taxes and other amounts shown thereon to be due (including, without limitation, any interest or penalties), except as may be contested by such Loan Party in good faith and for which adequate reserves have been set aside by such Loan Party.

(r)       OFAC. Neither Borrower, nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(s)       Anti-Corruption Laws. Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(t)       EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

(u)       Covered Entities. No Loan Party is a Covered Entity.

(v)       Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

6.02         Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other documents, or information after the date of this Agreement (including, without limitation, documents and information delivered in obtaining a Loan) will be a representation and warranty to Administrative Agent by Borrower that such financial statements, other documents, or information (other than financial projections) are correct and complete in all material respects, that there are no material omissions therefrom that result in such financial statements, other documents, or information being materially incomplete, incorrect, or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Administrative Agent by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement, are complete in all material respects as of the date thereof, and are based on Borrower’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.

Article VII.
AFFIRMATIVE COVENANTS

The following covenants shall apply until all Obligations of Borrower are paid and performed in full and Administrative Agent, Issuing Bank and Lenders have no further obligation to make any Credit Extensions to Borrower or any other Loan Party:

7.01         Corporate Existence. Borrower agrees that Borrower shall continue to be a corporation validly existing, and in good standing under the laws of the State of Delaware. Each Restricted Entity shall continue to be validly existing and in good standing under the laws of the jurisdiction of its organization, except in a transaction permitted by Section  8.03 or 8.07.

7.02         Books and Records; Access. Borrower agrees that Borrower and each Restricted Entity will maintain a proper system of accounting in accordance with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Person, as the case may be.

7.03         Information and Statements. Borrower will furnish the following information and statements to Administrative Agent for distribution to the Lenders:

(a)       Annual Statements. Within one hundred twenty (120) days after the close of each Fiscal Year of Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)       Quarterly Financial Statements. Within sixty (60) days after the close of each of the first three fiscal quarters of each Fiscal Year, (or, if earlier, five (5) days after the date required to be filed with the SEC), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.

(c)       Sales Reports. Within fifteen (15) days after the end of each month, sales reports in form reasonably satisfactory to Administrative Agent reflecting Borrower’s and the Project Owners’ sales of all residential units in Borrower’s and each Project Owner’s projects.

(d)       Permitted Senior Debt.

(i)	As soon as practicable after the finalization thereof (and execution, if applicable), copies of the offering memorandum, indenture and any other material documents reasonably requested by Administrative Agent with respect to the Permitted Senior Debt issued by the Loan Parties.

(ii)	Copies of all reports, notices and other information furnished to the “Agent” (as defined in the Existing Note Purchase Agreement) or any Holder (as defined in the Existing Note Purchase Agreement) under the Existing Note Purchase Agreement in connection with or required by the Existing Note Purchase Agreement or any other documents executed in connection with the Existing Note Purchase Agreement, as and when such reports, notices and other information are so furnished (without duplicating any such reports, notices or information that are otherwise required to be provided pursuant to this Agreement); and

(iii)	Copies of all reports, notices and other information furnished to the agent or any other holder under any Permitted Senior Debt in connection with or required by any Permitted Senior Debt or any other documents executed in connection with any Permitted Senior Debt, as and when such reports, notices and other information are so furnished (without duplicating any such reports, notices or information that are otherwise required to be provided pursuant to this Agreement).

(e)       Borrowing Base Reports. Monthly, as and when required pursuant to Section  4.04, a Borrowing Base Report.

(f)       Compliance Information. Concurrently with the delivery of the financial statements pursuant to Section  7.03(a) and Section  7.03(b), a Compliance Certificate signed by a Responsible Officer of Borrower.

(g)       Other Items and Information. Borrower shall also provide such other information concerning Borrower, each Loan Party, the Subdivisions owned by Borrower and its Subsidiaries, Lots and Units, and the assets, business, financial condition, operations, prospects, and results of operations of Borrower and the other Loan Parties as Administrative Agent reasonably requests from time to time. Such other items shall include, without limitation, (i) Borrower’s certification that all Purchase Contracts with respect to Units included in Eligible Assets satisfy the requirements of this Agreement, (ii) copies of legal descriptions for Real Estate Inventory, and (iii) title reports or title insurance policies for Real Estate Inventory requested by Administrative Agent and dated no more than ninety (90) days prior to the date of delivery to Administrative Agent; provided that Administrative Agent will not make such request under this clause (iii) with respect to a specific Real Estate Inventory more often than once per year, unless an Event of Default is continuing.

(h)       Additional Notices. Borrower will promptly notify Administrative Agent and each Lender of:

(i)	the occurrence of any Default;

(ii)	the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in a Material Adverse Change;

(iii)	the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in a Material Adverse Change;

(iv)	notice of any action arising under any Environmental Law or of any noncompliance by Borrower or any Restricted Entity with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected result in a Material Adverse Change;

(v)	any material change in accounting or financial reporting practices by Borrower or any of its Subsidiaries; and

(vi)	any other matter or development that has had or could reasonably be expected to result in a Material Adverse Change.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth, in reasonable detail, the details of the occurrence requiring such notice and stating what action Borrower has taken and proposes to take with respect thereto.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section  7.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (b) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (a) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (b) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arranger, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.04         Law; Judgments; Material Agreements; Approvals and Permits. Borrower agrees that Borrower will comply with, and cause each Restricted Entity to comply with, in all material respects, with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower or any Restricted Entity, or any Real Estate Inventory, except in circumstances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted. Borrower also agrees to comply with, and cause each Restricted Entity to comply with, all material agreements, documents, and instruments to which Borrower or any Restricted Entity, is a party or by which Borrower, any Restricted Entity are bound or affected. Borrower will obtain and maintain in effect, and cause each Restricted Entity to obtain and maintain in effect, from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and each Restricted Entity and as may be required to enable Borrower and each Restricted Entity to comply with their respective obligations hereunder and under the other Loan Documents, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

7.05         Anti-Corruption Laws; Sanctions. Borrower and each Restricted Entity will conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

7.06         Impositions and Other Indebtedness. Except for amounts being contested as provided in paragraph (b) of the definition of Permitted Exceptions, Borrower will pay and discharge (a) before delinquency all Impositions affecting Borrower, any Restricted Entity or their respective assets, (b) when due all lawful claims (including, without limitation, claims for labor, materials, and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of the assets of Borrower or any Restricted Entity, and (c) all its other Indebtedness, when due.

7.07        Assets and Property. Borrower shall, and shall cause each Restricted Entity to, maintain, keep, and preserve all of its assets (tangible and intangible) necessary or useful in the proper conduct of its business and operations in good working order and condition, ordinary wear and tear excepted.

7.08         Environmental Laws. Borrower shall, and shall cause each Restricted Entity to comply with all Environmental Laws, and keep its properties free of Hazardous Materials, except where failure to do so could not reasonably be expected to have a Material Adverse Change.

7.09         Material Contracts. Except as Borrower or an affected Restricted Entity may determine in its commercially reasonable business judgment, Borrower shall, and shall cause each Restricted Entity to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and from and after the occurrence of a Default which shall be continuing, (a) take all such action to such end as may be from time to time requested by Administrative Agent and, (b) upon request of Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as Borrower, any Restricted Entity or any Subsidiary of any Restricted Entity is entitled to make under such Material Contract.

7.10         Maintenance of Insurance. Borrower shall, and shall cause each Restricted Entity to, maintain with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same locations.

7.11        Rights of Inspection. Administrative Agent and its agents, employees, representatives and independent contractors will have the right, in its sole discretion, to (a) enter upon the Real Estate Inventory, during normal business hours and, if requested by Borrower, accompanied by a representative of Borrower, in order to inspect the Real Estate Inventory, the Lot Improvements, the Units and all aspects thereof, and (b) access Borrower’s and each of Borrower’s Subsidiaries’ respective assets, property, books, records and documents and to audit, copy, examine and make excerpts from such books, records and documents, in each case, upon reasonable advance notice to Borrower; provided, that when an Event of Default has occurred and is continuing, Administrative Agent (or its agents, employees, representatives and independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice. Inspections will be subject to Borrower’s reasonable and customary safety requirements applicable to active construction sites. Administrative Agent is under no obligation to perform any such inspections. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection.

7.12         Further Assurances. Borrower will promptly execute, acknowledge, and deliver such additional agreements, documents, and instruments and do or cause to be done such other acts as Administrative Agent may reasonably request from time to time to effectuate the transactions contemplated by the Loan Documents.

7.13         Subsidiaries.

(a)       Restricted Subsidiaries. With each Borrowing Base Report submitted by Borrower to Administrative Agent, Borrower shall identify to Administrative Agent all new Subsidiaries formed or acquired by a Loan Party since the prior Borrowing Base Report was provided by Borrower that Borrower is designating as Restricted Subsidiaries. Each Subsidiary, upon its formation or acquisition by a Loan Party, (i) shall be in compliance with the terms and conditions of this Agreement and the other Loan Documents, and (ii) shall not cause any Loan Parties to be in violation of the terms and conditions of this Agreement and the other Loan Documents. Borrower shall update the organizational chart included in Schedule 6.01 promptly following the completion of the acquisition of any Restricted Subsidiary or following the incorporation, organization or formation of any Restricted Subsidiary.

(b)       Conditions to Formation and Acquisition of Subsidiaries. Unless Borrower designates such Subsidiary as an Unrestricted Subsidiary pursuant to Section 7.13(d), within thirty (30) days of the incorporation, organization, formation or acquisition of a Subsidiary, Borrower shall provide to Administrative Agent, with respect to such Subsidiaries the following:

(i)	true and correct copies of copies of (1) the articles of incorporation or certificate of organization or partnership of such Subsidiary, together with all amendments, certified by the appropriate governmental officer in its jurisdiction of organization; (2) such Subsidiary’s bylaws, operating agreement, or partnership agreement (as applicable); and (3) certified resolutions of the board of directors or actions by the members, managers or partners (as applicable) of such Subsidiary, authorizing the execution and delivery of the Guaranty Joinder by such Subsidiary; and

(ii)	a Guaranty Joinder duly executed and delivered by each such Subsidiary; and

(iii)	a favorable opinion of counsel with respect to such Subsidiary, in form and content reasonably acceptable to Administrative Agent.

(c)       Real Estate Inventory. Unless and until Borrower has satisfied the foregoing requirements of this Section  7.13 with respect to a Restricted Subsidiary, none of such Subsidiary’s assets that would otherwise constitute Unrestricted Cash or Real Estate Inventory owned by such Restricted Subsidiary may be classified as Eligible Assets.

(d)       Unrestricted Subsidiaries. Borrower may at any time after the Closing Date designate any Subsidiary of Borrower as an Unrestricted Subsidiary by written notice from Borrower to Administrative Agent; provided that:

(i)	as of the date of any such designation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii)	if a Restricted Subsidiary is intended to become an Unrestricted Subsidiary, Administrative Agent shall have received a pro forma Borrowing Base Report dated no earlier than three (3) Business Days prior to the date of the proposed designation;

(iii)	after giving effect to such proposed designation, (A) the Total Outstandings do not exceed the Available Loan Commitment; and (B) the Consolidated Group is in compliance with the covenants set forth in Sections 8.08 and 8.16 calculated on a pro forma basis;

(iv)	no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any indenture governing the Permitted Senior Debt;

(v)	after giving effect to such proposed designation, the aggregate asset value of all Unrestricted Subsidiaries does not exceed 2.83% of Tangible Net Worth; and

(vi)	Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of Borrower, certifying compliance with the requirements of the preceding clauses (i) through (v).

Article VIII.
BORROWER NEGATIVE COVENANTS

The following negative covenants shall be applicable to Borrower and (as designated) the Restricted Entities until this Agreement has terminated or expired and all Obligations are paid and performed in full and Administrative Agent, Issuing Bank and Lenders have no further obligation to make any Credit Extensions to Borrower or any other Loan Party:

8.01         Indebtedness. Borrower will not, nor will it permit any Restricted Entity to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under the Loan Documents and Guarantees of such Indebtedness;

(b)       Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(c)       Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(d)       Indebtedness existing on the Closing Date and set forth on Schedule 8.01;

(e)       Guarantees in respect of Indebtedness otherwise permitted hereunder;

(f)       Obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”;

(g)       Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section  8.02(k); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000; provided, further Borrower or its Affiliates shall be permitted to enter into any model home lease back in the normal course of business in which Borrower or its Affiliates are a tenant;

(h)       Non-Recourse Indebtedness to the extent permitted under this Agreement; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 10% of Tangible Net Worth as of the last day of any Fiscal Quarter of Borrower; or

(i)       The Permitted Senior Debt of the Loan Parties.

8.02         Liens. Borrower will not, nor will it permit any Restricted Entity to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)       With respect to Real Estate Inventory, the Permitted Exceptions;

(b)       Involuntary Liens for Impositions that are not delinquent or with respect to which Borrower has contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on Borrower’s books in accordance with GAAP;

(c)       Inchoate Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that could not reasonably be expected to result in a Material Adverse Change;

(d)       Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e)       Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalent Investments on deposit in one or more accounts maintained by Borrower or any Restricted Entity, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained provided, that except with respect to Liens in favor of Administrative Agent for the benefit of Lenders, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(f)       Liens arising out of judgments or awards not resulting in an Event of Default;

(g)       Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(h)       Sale Leaseback Transactions of Model Units that are permitted under this Agreement;

(i)       Liens existing on the Closing Date and set forth on Schedule 8.02;

(j)       Liens securing obligations that are not Indebtedness on assets that are not included in the Borrowing Base; or

(k)       Liens securing Indebtedness permitted under Section  8.01(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; (ii) such Liens do not attach to any assets included in the Borrowing Base; and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value at such time, whichever is lower, of the property being acquired on the date of the acquisition.

8.03         Fundamental Changes. Neither Borrower nor any Restricted Entity will dissolve, divide or liquidate, nor will Borrower or any Restricted Entity become a party to any merger or consolidation or plan of division, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any Person; provided that, so long as no Default exists or would result therefrom:

(a)       (i) any Subsidiary other than Landsea Homes US may merge or consolidate with Borrower; provided that Borrower shall be the continuing or surviving Person, (ii) any Subsidiary other than Landsea Homes US may merge or consolidate with Landsea Homes US; provided that Landsea Homes US shall be the continuing or surviving Person, or (iii) any Restricted Subsidiary other than Landsea Homes US may merge or consolidate with any one or more Subsidiaries; provided that when any Guarantor is merging with another Subsidiary pursuant to this subsection, the continuing or surviving Person shall be or become a Guarantor; and

(b)       any Restricted Subsidiary (other than Landsea Homes US), and any Project Owner may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such transaction is a Guarantor, then the transferee must either be Borrower or a Guarantor.

8.04         Prohibition on Amendments to Organizational Documents. Without the prior written consent of Administrative Agent (which consent may be granted or withheld in the reasonable discretion of Administrative Agent), Borrower shall not allow any amendments to be made in the terms of any Organizational Documents of Borrower or any Restricted Entity to the extent such amendments would adversely affect any Restricted Entity’s ability to pay its Obligations hereunder or materially and adversely impair any rights or remedies of Administrative Agent or any Lender under the Loan Documents or applicable Laws.

8.05         Lines of Business. Except in the case of Unrestricted Subsidiaries, Borrower (directly or through any other Persons) will not engage in or permit any Loan Party to engage in any line or lines of business activity other than the Approved Lines of Business.

8.06         Dispositions. Borrower shall not, and shall not permit any Restricted Entity to, sell or otherwise transfer (whether voluntarily or involuntarily) any Real Estate Inventory of Borrower or such Restricted Entity; provided that the following shall be permitted:

(a)       Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)       Dispositions of Real Estate Inventory in the ordinary course of business;

(c)       Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)       Dispositions of property by an Unrestricted Subsidiary, any Restricted Subsidiary to Borrower or to another Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor; and

(e)       Dispositions permitted by Section  8.03.

provided, however, that any Disposition, other than in the case of an Unrestricted Subsidiary pursuant to subsections (a) through (e) shall be for fair market value.

8.07         Restricted Payments. Borrower will not, and will not permit any Restricted Entity to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)       each Restricted Entity may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Restricted Entity, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;

(b)       so long as no Event of Default shall have occurred and be continuing at the time of or would result therefrom, Borrower and each Restricted Entity may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(c)       so long as no Event of Default under Sections 9.01(a) or 9.01(f) shall have occurred and be continuing at the time of and no Default would result therefrom, Borrower may (i) declare or pay cash dividends or distributions to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests, in either such case, after giving effect thereto, (A) no Default or Event of Default shall exist or result therefrom, (B) the Consolidated Group shall be in pro forma compliance with Section  8.16, (C) Borrower’s Net Income (as determined in accordance with GAAP) for the Fiscal Year in respect of which such dividend or distribution is being made is greater than zero, and (D) the amount of such dividend or distribution is not greater than such Net Income for such Fiscal Year.

8.08         Investments. Borrower will not, and will not permit any Restricted Entity to, make any Investments (including Investments in any Unrestricted Subsidiary), except Permitted Investments.

8.09         Transactions with Affiliates. Borrower will not, and will not permit any Restricted Entity to, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Restricted Entity as would be obtainable by Borrower or such Restricted Entity at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

8.10         Certain Restrictive Agreements. Borrower will not, and will not permit any Restricted Entity to, enter into any contract or other obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, limits the ability of (i) any Restricted Entity to make Restricted Payments to Borrower or to otherwise transfer property to Borrower or any other Loan Party or (ii) any Restricted Entity to Guarantee Indebtedness of Borrower; provided that this Section  8.10 shall not restrict customary provisions (a) contained in the documentation governing Indebtedness permitted to be incurred under Section  8.01(i) if (i) such provisions are no more restrictive than the limitations set forth herein (taken as a whole, as reasonably determined in good faith by Borrower), (ii) such provisions do not materially impact Borrower’s ability to pay the Obligations as and when due (as reasonably determined in good faith by Borrower), and (iii) such provisions expressly permit the guarantees of the Obligations contemplated hereunder, (b) in joint venture agreements and similar agreements applicable to joint ventures and applicable solely to such joint venture and the capital stock issued thereof, and (c) contained in leases, subleases, licenses or asset sale agreements or other similar contracts so long as such provisions apply only to the property or assets subject thereto or the assignment thereof.

8.11         Permitted Activities. Borrower shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership of the Equity Interests of Landsea Homes US, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as owner of the Equity Interests of the Landsea Homes US and its Subsidiaries and reporting related to such matters, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing Indebtedness that is permitted under this Agreement, any refinancing thereof and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the ability to incur costs, fees and expenses related thereto, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting matters, (vii) providing indemnification to officers and directors and as otherwise permitted hereunder, (viii) activities incidental to the consummation of the transactions contemplated under this Agreement, (ix) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of Landsea Homes US and guaranteeing the obligations of the Landsea Homes US, (x) any other transaction permitted pursuant to this Agreement, (xi) the ownership of assets permitted by this Agreement, and (xii) activities incidental to the businesses or activities described in this Section  8.11.

8.12         Sanctions. Borrower shall not, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions).

8.13         Anti-Corruption Laws. Borrower shall not, directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.

8.14         Use of Proceeds. Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.15         Accounting Changes. Borrower shall not make any change in (a) accounting policies or reporting practices, except as required by or otherwise in accordance with GAAP, the Financial Accounting Standards Board, the SEC or other Governmental Authority, or (b) its fiscal year.

8.16         Financial Covenants. Borrower shall not permit the Consolidated Group to violate any of the following financial covenants:

(a)       Liquidity. The Consolidated Group shall maintain Liquidity at a minimum of $50,000,000, tested on a quarterly basis as of the end of each Fiscal Quarter. The first quarterly testing period shall end on March 31, 2024. “Liquidity” means an amount equal to the sum of: (i) the Consolidated Group’s aggregate unencumbered and unrestricted cash (limited to the sum of (A) the Threshold Cash Amount excluded from the Unrestricted Cash element of the Asset Value of the Borrowing Base plus (B) the Consolidated Group’s aggregate unencumbered and unrestricted Cash Equivalent Investments and other cash equivalents in excess of the amount of Unrestricted Cash included in the calculation of Asset Value of the Borrowing Base) (including (A) cash deposited with Bank of America to cash collateralize Letters of Credit issued by Bank of

America to the extent such cash has not been applied to reimbursement and other obligations in respect of such Letters of Credit and (B) other deposit accounts maintained with a Lender or an Approved Financial Institution), (ii) the Consolidated Group’s aggregate unencumbered and unrestricted Cash Equivalent Investments and other cash equivalents (to the extent consisting of readily marketable securities, excluding “margin stock” within the meaning of Regulation U, restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission), deemed by Administrative Agent in its sole and absolute discretion to be liquid, and (iii) the Undrawn Availability; provided, however, Liquidity shall only include such cash and other assets held with Bank of America or other financial institutions in the United States.

(b)       Minimum Tangible Net Worth. The Consolidated Group shall maintain a minimum Tangible Net Worth equal to or greater than the sum of (i) the applicable Required Tangible Net Worth plus (ii) an amount equal to fifty percent (50%) of the aggregate increases in shareholders’ equity of the Consolidated Group after March 31, 2024 by reason of the issuance and sale of Equity Interests of the members of the Consolidated Group (other than issuances to Borrower or a Wholly-Owned Subsidiary), to be tested on a quarterly basis as of the end of each Fiscal Quarter, beginning as of March 31, 2024.

(c)       Maximum Leverage Ratio. The Consolidated Group shall maintain a Leverage Ratio not greater than 0.60 to 1.00. The Leverage Ratio shall be tested on a quarterly basis as of the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending on March 31, 2024. The “Leverage Ratio” means the ratio calculated by taking (a) Consolidated Debt divided by (b) Total Capitalization. “Total Capitalization” means the sum (without duplication) of (a) Tangible Net Worth, plus (b) Consolidated Debt.

(d)       Interest Coverage. Commencing with the Fiscal Quarter ending March 31, 2024, and continuing at the end of each Fiscal Quarter thereafter, the Consolidated Group shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense not less than 2.00 to 1.00. The interest only coverage ratio shall be calculated based upon the Consolidated EBITDA and Consolidated Interest Expense for the applicable preceding consecutive four (4) quarter period.

Article IX.
EVENTS OF DEFAULT

9.01         Events of Default. Each of the following will be an event of default which entitles Administrative Agent to exercise the rights and remedies in Section  9.02 (each, an “Event of Default”):

(a)       Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants. (i) Borrower or any Restricted Entity shall fail to perform or observe any term, covenant or agreement contained in Article VIII, (ii) Borrower shall breach or violate any financial covenant contained in Section  8.16 or (iii) Borrower or any Restricted Entity shall fail to perform any term, covenant or agreement contained in Sections 7.01, 7.02, 7.03, 7.11, or 7.13.

(c)       Other Defaults. Any Loan Party shall fail to perform any other covenant or agreement (not specifically identified in Section  9.01(a) or 9.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days unless Borrower has commenced such cure within such thirty (30) day period, in which event no Event of Default shall be deemed to have occurred if within such thirty (30) day period Borrower commences a diligent effort to cure such failure and continues such diligent effort until such failure is fully and completely cured, which in all events must occur within sixty (60) days of the notice of such failure.

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made.

(e)       Other Indebtedness.

(i)	(A) Borrower or any Guarantor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) or Guarantee of Indebtedness having an aggregate principal amount of more than $20,000,000, in each case beyond the applicable grace period with respect thereto, if any; or (B) Borrower or any Guarantor shall fail to observe or perform any other agreement or condition relating to any such Indebtedness in clause (A) for Borrower or any Guarantor, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(ii)	((A) (1) there occurs an “Event of Default” (after giving effect to all applicable notice, grace and cure periods) under the Existing Note Purchase Agreement or other Permitted Senior Debt, and (2) the obligations or maturity of any Indebtedness under the Existing Note Purchase Agreement or other Permitted Senior Debt shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness, or (B) except as provided in Section 8.01(i)(iv) any Indebtedness under the Existing Note Purchase Agreement or other Permitted Senior Debt shall have been prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof.

(f)       Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(g)       Inability to Pay Debts; Attachment. (i) Borrower or any Restricted Entity becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.

(h)       Judgments. There is entered against Borrower or any Restricted Entity (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to cause a Material Adverse Change and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(i)       ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any of its Subsidiaries to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

(j)       Control. There occurs any Change of Control.

(k)       Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party or any other Affiliate of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

(l)       Stock Exchange Listing. Borrower’s common Equity Interests shall cease to be traded on the New York Stock Exchange, NASDAQ, or other nationally recognized exchange reasonably acceptable to Required Lenders.

9.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing:

(a)       Administrative Agent shall at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)	declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(iii)	require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(iv)	exercise on behalf of itself, the Lenders and L/C Issuer all rights and remedies available to it, the Lenders and L/C Issuer under the Loan Documents;

provided that, in case of any Event of Default described in Section  9.01(f), the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender;

(b)       if requested by Administrative Agent, and to the extent not previously delivered to Administrative Agent, Borrower will deliver to Administrative Agent all surveys, plans and specifications, building permits, construction contracts and subcontracts, plats and other maps, lien releases, subdivision reports, annexation documents, declarant’s rights, marketing material and other documents, permits, licenses and contracts that are necessary to complete construction and marketing of the Lots and Units, and Borrower will, on demand of Administrative Agent, assign to Administrative Agent such of Borrower’s rights thereunder as Administrative Agent may request. Administrative Agent shall be entitled to use and rely on all such surveys, plans, specifications, building permits, construction contracts and subcontracts, plats and other maps and other materials, permits, licenses and contracts without any further authorization or direction from Borrower and without any further consent from any other Person; and/or

(c)       Administrative Agent may enforce any and all rights and remedies under this Agreement and the other Loan Documents and may pursue all rights and remedies available at law or in equity.

9.03        Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by Administrative Agent in the following order:

(i)	first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

(ii)	second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this paragraph (ii) payable to them;

(iii)	third, (to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause (iii).

(iv)	fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings, and (ii) breakage, termination or other payments due under any Swap Contract (that relates solely to the Obligations) between any Loan Party and any Specified Swap Provider, ratably among the Lenders, the L/C Issuer and applicable Specified Swap Providers in proportion to the respective amounts described in this clause (iv) held by them;

(v)	fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.03 and 2.16 and;

(vi)	finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (v) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article X.
Administrative AGENt

10.01      Appointment and Authority. Each of the Lenders and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of Administrative Agent, the Lenders and L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02      Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03       Exculpatory Provisions.

(a)       Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or the Arranger, as applicable:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)	shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein;

(iv)	shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrower, a Lender or L/C Issuer; and

(v)	shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04     Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05       Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06       Resignation of Administrative Agent.

(a)       Administrative Agent may at any time give notice of its resignation to the Lenders, L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.

(c)       With effect from the Resignation Effective Date or the Removal Closing Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Closing Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section  11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)       Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07       Non-Reliance on Administrative Agent, the Arranger and the Other Lenders. Each Lender and L/C Issuer expressly acknowledges that none of Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or the Arranger to any Lender or L/C Issuer as to any matter, including whether Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and L/C Issuer represents to Administrative Agent and the Arranger that it has, independently and without reliance upon Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

10.08       No Other Duties. Anything herein to the contrary notwithstanding, no Person designated as an “arranger,” “syndication agent,” “bookrunner” or other title shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuer and Administrative Agent under Sections 2.03(i), 2.03(j) and 2.08.) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)       and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.07.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

10.10       Guaranty Matters. The Lenders and L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion to release the Guaranty of any Loan Party (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (b) with respect to any Loan Party that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted (or not prohibited) hereunder or under any other Loan Document, or (c) if approved, authorized or ratified in writing by the Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the Loan Document or other Loan Documents).

Upon request by Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall confirm in writing Administrative Agent’s authority to release any Loan Party from its obligations under any applicable Loan Document or to enter into other agreements pursuant to this Section  10.10. In each case as specified in this Section  10.10, Administrative Agent shall, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release a Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section  10.10.

10.11      Certain ERISA Matters.(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto.

10.12       Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Article XI.
MISCELLANEOUS

11.01       Amendments, Etc... Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)       waive any condition set forth in Section 5.01(c) without the written consent of each Lender

(b)       extend or increase any Commitment of any Lender without the written consent of such Lender (or reinstate any Commitment terminated pursuant to Section 10.02) without the written consent of such Lender;

(c)       postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)       reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder);

(e)       (i) change Section 9.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, or (iii) release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Obligations in each case, without the written consent of each Lender directly affected thereby;

(f)       change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02       Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to Borrower or any other Loan Party, Administrative Agent or L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)	if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)       Electronic Communications. Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. Administrative Agent, L/C Issuer or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)       Change of Address, Etc. Each of Borrower, Administrative Agent, and L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)       Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify Administrative Agent, L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies; Enforcement(a) . No failure by any Lender, L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.02 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04       Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or L/C Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from a claim not involving an act or omission of Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to Administrative Agent (or any sub-agent thereof), L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f)       Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of Administrative Agent and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside. (a) To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section  11.06(b), (ii) by way of participation in accordance with the provisions of Section  11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section  11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section  11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section  11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in Section  11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)       the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the credit facility provided herein;

(B)       the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)       the consent of L/C Issuer shall be required for any assignment.

(iv)	Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)	No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons.

(vi)	Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)	Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04, with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.06.

(c)       Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for Tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section  11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03, or 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.05 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)       Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to clause (b) above, Bank of America may, upon thirty (30) days’ notice to Administrative Agent, Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07       Treatment of Certain Information; Confidentiality.(a) . Each of Administrative Agent, the Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to Administrative Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from Borrower or violating the terms of this Section 11.07. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.07, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

11.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations then existing under this Agreement or any other Loan Document to such Lender or L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13       Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)       Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 , such assignment will result in a reduction in such compensation or payments thereafter;

(d)       such assignment does not conflict with Applicable Laws; and

(e)       in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 11.13 to the contrary, (i) the Lender that acts as L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.06.

11.14       Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW YORK.

(b)       SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION  11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, any Arranger nor any Lender has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and neither Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, except in the case of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17       Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of Administrative Agent, each Lender and L/C Issuer agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each of Administrative Agent, each Lender and L/C Issuer may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither Administrative Agent nor L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent and/or L/C Issuer has agreed to accept such Electronic Signature, Administrative Agent, each Lender and L/C Issuer shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.Neither Administrative Agent nor L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with Administrative Agent’s or L/C Issuer ‘s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Administrative Agent and L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.18       USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Loan Party in accordance with the Act. Borrower and each other Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19       Time of the Essence. Time is of the essence of the Loan Documents.

11.20       Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time any Guaranty, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

11.21       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 11.22, the following terms have the following meanings:

(i)	“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)	“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b):

(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.23       ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.24       Appointment of Administrative Agent; Restatement of Existing Credit Agreement.

(a)       Existing Administrative Agent resigned as administrative agent under the Existing Credit Agreement pursuant to that certain resignation letter agreement dated as of the Closing Date and acknowledged by Administrative Agent (the “Resignation Letter”).

(b)       The parties hereto acknowledge and accept the resignation of Existing Administrative Agent pursuant to the terms of the Resignation Letter and accept Administrative Agent as the “Administrative Agent” to this Agreement.

(c)       The parties hereto agree that as of the Closing Date: (i) the Obligations hereunder represent the amendment, restatement, extension, and consolidation of the “Obligations” under the Existing Credit Agreement; (ii) this Agreement amends, restates, supersedes, and replaces the Existing Credit Agreement in its entirety; and (iii) any Guaranty executed pursuant to this Agreement amends, restates, supersedes, and replaces the “Guaranty” executed pursuant to the Existing Credit Agreement. On the Closing Date, (A) the commitment of any “Lender” under the Existing Credit Agreement that is not continuing as a Lender hereunder shall terminate, and (B) Administrative Agent shall reallocate the Commitments hereunder to reflect the terms hereof.

[Remainder of page intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LANDSEA HOMES CORPORATION

By:	/s/ Chris Porter
Name: Chris Porter
Title: CFO

Signature Page to
Amended and Restated Credit Agreement

bank of america, n.a.,
as Administrative Agent

By:	/s/ Lisa Berishaj
Name: Lisa Berishaj
Title: Vice President

Signature Page to
Amended and Restated Credit Agreement

bank of america, n.a.
as a Lender and L/C Issuer

By:	/s/ Helen Chan
Name: Helen Chan
Title: Vice President

Signature Page to
Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION.,
as a Lender

By:	/s/ David Prowse
Name: David Prowse
Title: Senior Vice President

Signature Page to
Amended and Restated Credit Agreement

east west bank,
as a Lender

By:	/s/ May Kwong
Name: May Kwong
Title: SVP Comm R/E/Banking

Signature Page to
Amended and Restated Credit Agreement

zions bancorporation, n.a. dba amegy bank,
as a Lender

By:	/s/ David Hancock
Name: David Hancock
Title: Senior Vice President

Signature Page to
Amended and Restated Credit Agreement

texas capital bank,
as a Lender

By:	/s/ Jon Larson
Name: Jon Larson
Title: Managing Director, Head of Homebuilder and Community Finance

Signature Page to
Amended and Restated Credit Agreement

SCHEDULE 1

CLOSING DATE UNRESTRICTED SUBSIDIARIES

1.	LS-NJ Port Imperial Member, LLC

2.	LS-PA Boston Point LLC

SCHEDULE 2.01A

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$150,000,000.00	42.253521126%
U.S. Bank National Association	$100,000,000.00	28.169014085%

East West Bank	$40,000,000.00	11.267605634%

Zions Bancorporation, N.A. DBA Amegy Bank	$40,000,000.00	11.267605634%

Texas Capital Bank	$25,000,000.00	7.042253521%

Total	$355,000,000.00	100.000000000%

SCHEDULE 2.01B

LETTER OF CREDIT COMMITMENTS

Lender	Letter of Credit Commitment
Bank of America, N.A.	$10,000,000

Total:	$10,000,000

SCHEDULE 6.01

organizational chart

[attached]

SCHEDULE 8.01

indebtedness

1.	$250M Private Placement Notes due 2028.

2.	8.875% Senior Notes due 2029.

SCHEDULE 8.02

liens

1.	Deed of Trust, dated January 29, 2024, by and among Landsea Homes of Arizona LLC, Fidelity National Title Insurance Company and Verrado ARC, LLC

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Landsea Homes Corporation

1717 McKinney Ave

Suite 1000

Dallas, TX 75202

Attention: Kelly Rentzel

Telephone: 469.807.3529

Facsimile: N/A

Electronic Mail: krentzel@landseahomes.com

Website Address: www. Landseahomes.com

Taxpayer Identification Number: 82-2196021

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions, Continuations, Conversions):

Bank of America N.A.

1950 N. Stemmons Fwy

Mail Code: TX1-160-06-02

Dallas, TX 75207

Attention: Nathalye Cristobal

Telephone: 469.201.0888

Facsimile: 214.290.8374

Electronic Mail: nathalye.v.cristobal@bofa.com

USD Payment Instructions:

Bank of America N.A.

ABA# 026009593

Account No.: 1366072250600

Account Name: Wire Clearing Acct for Syn Loans - LIQ

Ref: Landsea Homes Corporation

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1100 Avenue of the Americas

Mail Code: NY1-540-14-11

New York, New York 10036-6712

Attention: Lisa Berishaj

Telephone: 646.556.2314

Facsimile: 704.683.9134

Electronic Mail: lisa.berishaj@bofa.com

L/C ISSUER:

Bank of America N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Telephone: 570.496.9619

Facsimile: 800.755.8740

Electronic Mail: tradeclientserviceteamus@bofa.com